SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WORTHINGTON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

___________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

200 Old Wilson Bridge Road
Columbus, OH 43085
August 21, 2009
Dear Fellow Shareholders:
     On behalf of the Board of Directors and employees of Worthington Industries, Inc. (the “Company”), I cordially invite all shareholders to be present at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, September 30, 2009, at Worthington Industries Headquarters, 200 Old Wilson Bridge Road, Columbus, Ohio 43085, beginning at 2:00 p.m., Eastern Daylight Time. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.
     Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully. The Company’s 2009 Annual Report to Shareholders is also being delivered to you and provides additional information regarding the financial results of the Company for the fiscal year ended May 31, 2009. If you were a shareholder of record at the close of business on August 10, 2009, you are entitled to vote in person or by proxy at the Annual Meeting.
     It is important that your common shares be voted on matters that come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to participate by completing, signing, dating and returning your proxy card in the envelope provided. The prompt return of your proxy card will help ensure that as many common shares as possible are represented at the Annual Meeting. Alternatively, registered shareholders may transmit voting instructions for their common shares electronically through the Internet or by telephone by following the simple instructions on the proxy card. For those shareholders unable to attend the Annual Meeting, a live audio webcast will be available via Internet link at www.worthingtonindustries.com.
     Your continuing interest in our Company is greatly appreciated and, on behalf of the Board of Directors and management, I look forward to personally greeting those shareholders able to attend the Annual Meeting.

Sincerely, /s/ JOHN P. McCONNELL
JOHN P. McCONNELL Chairman of the Board and Chief Executive Officer

WORTHINGTON INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Worthington Industries, Inc. (the “Company”) will be held at 2:00 p.m., Eastern Daylight Time, on Wednesday, September 30, 2009, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. For those shareholders unable to attend in person, a live audio webcast will be available via Internet link at www.worthingtonindustries.com. The Annual Meeting is being held for the following purposes:
(1)	To elect three directors, each to serve for a term of three years to expire at the 2012 Annual Meeting of Shareholders;

(2)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2010; and

(3)	To transact any other business which properly comes before the Annual Meeting or any adjournment.
     Your Board of Directors recommends that you vote “FOR” the election of each of the three director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the caption “PROPOSAL 1: ELECTION OF DIRECTORS” and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010.
     If you were a shareholder of record, as shown by the transfer books of the Company, at the close of business on August 10, 2009, you will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting. A copy of the Company’s 2009 Annual Report to Shareholders accompanies this Notice.
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD FOR DETAILS ABOUT TRANSMITTING YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your common shares in person in respect of the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors, /s/ Dale T. Brinkman Dale T. Brinkman Secretary
Columbus, Ohio
August 21, 2009

To obtain directions to attend the Annual Meeting and vote in person, please call Kim Bertino of Worthington Industries Investor Relations, at (614) 840-4082.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
WORTHINGTON INDUSTRIES, INC.
To Be Held on Wednesday, September 30, 2009

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210
www.worthingtonindustries.com

PROXY STATEMENT
Dated: August 21, 2009
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 30, 2009

GENERAL INFORMATION ABOUT VOTING
     This Proxy Statement, along with the accompanying proxy card, is being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation of proxies, on behalf of the Board of Directors of the Company (the “Board”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 30, 2009, at 2:00 p.m., Eastern Daylight Time, or any adjournment thereof. The Annual Meeting will be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. This Proxy Statement summarizes information you will need in order to vote.
     As used in this Proxy Statement, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term “common shares” means the Company’s common shares, without par value. Other than common shares, there are no voting securities of the Company outstanding.
Voting at the Annual Meeting
     Only shareholders of record at the close of business on August 10, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. The Company is first sending or giving this Proxy Statement and the accompanying proxy card to those shareholders on or about August 21, 2009. The total number of issued and outstanding common shares on the Record Date entitled to vote at the Annual Meeting was 79,093,744. Each shareholder is entitled to one vote on each matter voted upon at the Annual Meeting for each common share held. Shareholders do not have cumulative voting rights in the election of directors.
     To ensure that your common shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may transmit voting instructions electronically via the Internet or by using the toll-free telephone number stated on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on September 29, 2009. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. If you vote through the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by you.

     Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting and not revoked, or by properly authenticated voting instructions transmitted electronically via the Internet or by telephone prior to the deadline for transmitting those instructions and not revoked, will be voted as directed by the shareholders. The common shares represented by all valid forms of proxy received prior to the Annual Meeting which do not specify how the common shares should be voted will be voted as recommended by the Board, as follows: (i) “FOR” the election of each of the three director nominees listed below under the caption “PROPOSAL 1: ELECTION OF DIRECTORS;” and (ii) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010. No appraisal rights exist for any action proposed by the Company to be taken at the Annual Meeting.
Voting of Common Shares Held in “Street Name”
     If you hold your common shares in “street name” with a broker/dealer, financial institution or other holder of record, you may be eligible to provide voting instructions to the holder of record electronically via the Internet or telephonically, but are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously-given instructions. If you hold your common shares in “street name” and do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your common shares on the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm.
Solicitation of Proxies
     Although the Company is soliciting proxies by mailing the proxy materials to shareholders, proxies may be solicited by directors, officers and employees of the Company by additional mailings, personal contact, telephone, electronic mail, facsimile or telegraph without additional compensation. In addition, the Company has retained Broadridge Financial Solutions (formerly ADP), located in Edgewood, New York, to aid in the solicitation of proxies with respect to common shares held by broker/dealers, financial institutions and other custodians, fiduciaries and nominees, for a fee of approximately $2,000, plus out-of-pocket expenses. The Company will reimburse its transfer agent, National City Bank, as well as broker/dealers, financial institutions and other custodians, fiduciaries and nominees, who are record holders of common shares not beneficially owned by them, for their reasonable costs in forwarding proxy materials to the beneficial owners of the common shares entitled to vote at the Annual Meeting. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above.
Right to Revoke Proxy
     If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card prior to the deadline for transmitting voting instructions electronically and electing revocation as instructed or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card; voting in person at the Annual Meeting; submitting a later-dated electronic vote through the designated Internet site; or voting by telephone at a later date using the toll-free telephone number stated on the proxy card. Attending the Annual Meeting will not, by itself, revoke your previously-appointed proxy.
Quorum and Tabulation of Voting Results
     The results of shareholder voting will be tabulated by the inspector of election appointed by the Board for the Annual Meeting. A quorum for the Annual Meeting is one-third of the outstanding common shares entitled to vote at the Annual Meeting. Common shares represented by properly-executed proxy cards returned to the

Company prior to the Annual Meeting or represented by properly-authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting whether they are marked “Abstain,” “Against,” “For,” “For All,” “Withhold All,” “For All Except,” or not at all.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Worthington Industries, Inc. to be Held on September 30, 2009: This Proxy Statement, the Notice of Annual Meeting of Shareholders, a sample form of the proxy card sent or given to shareholders by the Company and the Company’s 2009 Annual Report to Shareholders are available at www.proxyvote.com.
     To obtain directions to attend the Annual Meeting and vote in person, please call Kim Bertino of Worthington Industries Investor Relations, at (614) 840-4082.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table furnishes as of the Record Date (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding common shares of the Company, the name and address of such owner and the number and percentage of common shares beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

	Amount and	Percent of
	Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Shares (1)
John P. McConnell 200 Old Wilson Bridge Road Columbus, OH 43085	19,226,739 (2)	24.0%
Southeastern Asset Management, Inc. Longleaf Partners Small-Cap Fund O. Mason Hawkins 6410 Poplar Ave., Suite 900 Memphis, TN 38119	6,708,400 (3)	8.5%

(1)	The “Percent of Outstanding Common Shares” is based on the sum of 79,093,744 common shares outstanding on the Record Date and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days after the Record Date (collectively, “Currently Exercisable Options”).

(2)	Includes 12,415,982 common shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation. JDEL is a wholly-owned subsidiary of JMAC, Inc. (“JMAC”), a private investment company substantially owned, directly or indirectly, by Mr. McConnell and members of his family. The directors of JDEL have granted Mr. McConnell sole voting and dispositive power with respect to these 12,415,982 common shares. JDEL has the right to receive the dividends from and the proceeds from the sale of such 12,415,982 common shares. Includes 2,428,312 common shares held of record by an independent corporate trustee in trust for the benefit of Mr. McConnell and his sister. The independent corporate trustee has voting and dispositive power; however, the independent corporate trustee’s investment decisions are subject to the prior approval or disapproval of Mr. McConnell, and accordingly Mr. McConnell may be deemed to “share” dispositive power with the independent corporate trustee. Mr. McConnell has the right to change the trustee; however, any successor trustee appointed by Mr. McConnell must be an independent corporate trustee. Includes 75,119 common shares held by Mr. McConnell as custodian for the benefit of his four children. Includes 3,214 common shares held by Mr. McConnell’s wife as custodian for the benefit of her son. Includes 123,000 common shares held by The McConnell Educational Foundation for the benefit of third parties, of which Mr. McConnell is one of three trustees and shares voting and dispositive power. Mr. McConnell disclaims beneficial ownership of these 123,000 common shares. Includes 118,000 common shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and has sole voting and dispositive power. Includes 255,875 common shares held by the Margaret R. McConnell Trust f/b/o Margaret Kollis of which Mr. McConnell is trustee and has sole voting and dispositive power. Includes 1,642,600 common shares held by Mr. McConnell in his capacity as co-executor of the Estate of John H. McConnell. Mr. McConnell holds shared voting and investment power over such 1,642,600 common shares. Also includes 980,000 common shares subject to Currently Exercisable Options. As of August 4, 2009, 15,100,166 common shares held by JDEL, the Estate of John H. McConnell and Mr. McConnell had been pledged as security to various financial institutions, in connection with both investment and personal loans.

(3)	Information is based on Amendment No. 1 to the Schedule 13G (the “Southeastern Schedule 13G Amendment”) jointly filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2009 by Southeastern Asset Management, Inc., a registered investment adviser (“Southeastern”), Longleaf Partners Small-Cap Fund, a series of Longleaf Partners Fund Trust (“Longleaf”), and Mr. O. Mason Hawkins (“Hawkins”), Chairman of the Board and Chief Executive Officer of Southeastern. With respect to the 6,708,400 common shares reported to be beneficially owned at December 31, 2008: Southeastern reported shared voting power and shared dispositive power as to 6,581,000 common shares and sole dispositive power, but no voting power, as to 127,400 common shares; and Longleaf reported shared voting power and shared dispositive power as to 6,581,000 common shares. The common shares covered by the Southeastern Schedule 13G Amendment were reported to be owned legally by Southeastern’s investment advisory clients and none were owned directly or indirectly by Southeastern or by Hawkins for his own account. In the event Hawkins could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of its voting securities, Hawkins expressly disclaimed the existence of such control.
     The following table furnishes the number and percentage of outstanding common shares beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by: (a) each current director of the Company; (b) each of the Company’s director nominees; (c) each individual named in the “Fiscal 2009 Summary Compensation Table” (the “named executive officers” or “NEOs”); and (d) all current directors and executive officers of the Company as a group, in each case as of the Record Date. The address of each of the current executive officers and directors of the Company is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

	Amount and Nature
	of Beneficial
	Ownership (1)
	Number of Common			Theoretical Common
	Shares Presently Held			Shares Credited to
	and Which Can Be			Accounts in the
	Acquired Upon		Percent of	Company’s Deferred
	Exercise of Currently		Outstanding Common	Compensation Plans
Name of Beneficial Owner	Exercisable Options		Shares (2)	(3)
John B. Blystone	54,680	(4)(5)	*	—
John S. Christie (6)	153,630	(7)	*	3,119
Michael J. Endres	105,000	(4)(8)	*	35,979
Harry A. Goussetis (6)	123,198	(9)	*	8,756
Peter Karmanos, Jr.	92,900	(4)(10)	*	44,019
John R. Kasich	42,900	(4)(11)	*	21,193
John P. McConnell (6)	19,226,739	(12)	24%	—
Carl A. Nelson, Jr.	38,900	(4)(13)	*	—
Sidney A. Ribeau	42,900	(4)(14)	*	8,203
B. Andrew Rose (6)	79,750	(15)	*	—
Mark A. Russell (6)	64,760	(16)	*	24,213
Mary Schiavo	46,911	(4)(11)	*	—

	Amount and Nature
	of Beneficial
	Ownership (1)
	Number of Common			Theoretical Common
	Shares Presently Held			Shares Credited to
	and Which Can Be			Accounts in the
	Acquired Upon		Percent of	Company’s Deferred
	Exercise of Currently		Outstanding Common	Compensation Plans
Name of Beneficial Owner	Exercisable Options		Shares (2)	(3)
George P. Stoe (6)	175,306	(17)	*	57,189
Richard G. Welch (6)	35,441	(18)	*	—
All Current Directors and Executive Officers as a Group (19 people)	20,798,764	(19)	26%	200,897

*	Denotes ownership of less than 1% of the outstanding common shares.

(1)	Except as otherwise indicated by footnote, each named beneficial owner has sole voting power and sole dispositive power over the listed common shares or shares such power with his or her spouse.

(2)	The “Percent of Outstanding Common Shares” is based on the sum of (a) 79,093,744 common shares outstanding on the Record Date and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of Currently Exercisable Options.

(3)	This column lists the theoretical common shares credited to the bookkeeping accounts of the named executive officers participating in the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (Restatement effective as of December 2008) and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (collectively, the “Employee Deferral Plans”) and also lists the theoretical common shares credited to the bookkeeping accounts of the directors of the Company participating in the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors (Restatement effective as of December 2008) and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated, effective June 1, 2000 (collectively, the “Director Deferral Plans”). These theoretical common shares are not included in the beneficial ownership totals. Under the terms of both the Employee Deferral Plans and the Director Deferral Plans, participants do not beneficially own, nor do they have voting or dispositive power with respect to, theoretical common shares credited to their respective bookkeeping accounts. While the participants in the Employee Deferral Plans and the participants in the Director Deferral Plans have an economic interest in the theoretical common shares credited to their respective bookkeeping accounts, each participant’s only right with respect to his or her bookkeeping account(s) (and the amounts credited thereto) is to receive a distribution of cash equal to the fair market value of the theoretical common shares credited to his or her bookkeeping account(s) as of the latest valuation date determined in accordance with the terms of the Employee Deferral Plans or the Director Deferral Plans, as appropriate. For further information concerning the Employee Deferral Plans, please see the discussion under the caption “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Compensation Components —— Non-Qualified Deferred Compensation” beginning on page 31 of this Proxy Statement and for further information concerning the Director Deferral Plans, please see the discussion under the caption “COMPENSATION OF DIRECTORS — Director Deferral Plans” beginning on page 48 of this Proxy Statement.

(4)	Includes for each of the following directors of the Company 2,100 common shares underlying an award of restricted shares made to such director on September 24, 2008: Mr. Endres; Mr. Karmanos; Mr. Kasich; Mr. Nelson; Mr. Ribeau; and Ms. Schiavo. Mr. Blystone received an award of restricted shares covering 3,150 common shares on that same date in connection with his position as Lead Independent Director. The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Generally, the restrictions on the restricted shares will lapse and the restricted shares will become fully vested on

September 24, 2009, subject to the terms of each restricted share award. Each director may exercise any voting rights associated with the restricted shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid. For further information concerning the terms of the restricted shares granted to directors, please see the discussion under the caption “COMPENSATION OF DIRECTORS — Equity Grants” beginning on page 48 of this Proxy Statement.

(5)	Includes 37,300 common shares subject to Currently Exercisable Options.

(6)	Individual named in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement. John S. Christie retired from the Company on July 31, 2008, and his common shares are not included as part of the “All Current Directors and Executive Officers as a Group” numbers.

(7)	Includes 119,000 common shares subject to Currently Exercisable Options.

(8)	Includes 10,000 common shares held by Mr. Endres’ wife, who has sole voting power and sole dispositive power as to the 10,000 common shares. Beneficial ownership of these 10,000 common shares is disclaimed by Mr. Endres. Also includes 38,200 common shares subject to Currently Exercisable Options.

(9)	Includes 101,500 common shares subject to Currently Exercisable Options.

(10)	Includes 54,700 common shares held by Mr. Karmanos as trustee for a living trust and 38,200 common shares subject to Currently Exercisable Options.

(11)	Includes 38,200 common shares subject to Currently Exercisable Options.

(12)	See footnote (2) to preceding table.

(13)	Includes 27,200 common shares subject to Currently Exercisable Options.

(14)	Includes 34,200 common shares subject to Currently Exercisable Options.

(15)	Includes 20,000 common shares held by Mr. Rose as custodian for his two children. Also includes 5,000 common shares underlying an award of restricted shares made to Mr. Rose on December 1, 2008. For further information concerning the terms of the restricted shares granted to Mr. Rose, see footnote (6) to the “Grants of Plan-Based Awards for Fiscal 2009” table on page 40 of this Proxy Statement.

(16)	Includes 58,000 common shares subject to Currently Exercisable Options.

(17)	Includes 169,000 common shares subject to Currently Exercisable Options.

(18)	Includes 20,500 common shares subject to Currently Exercisable Options.

(19)	The number of common shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 2,083,300 common shares subject to Currently Exercisable Options.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding common shares file reports with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report. To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2009 (“Fiscal 2009”), all Section 16(a) filing requirements applicable to the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding common shares were complied with, except for one late Form 4 filing made by Michael J. Endres reporting one transaction with respect to theoretical common shares credited to his account under the Director Deferral Plans, which account holds no actual common shares and payouts from such account are made in cash.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     Upon the recommendation of the Nominating and Governance Committee, in accordance with applicable sections of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), the Board has adopted the Board of Directors Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements.
     The Corporate Governance Guidelines are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. Shareholders and other interested persons may also obtain a copy of the Corporate Governance Guidelines, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.
Code of Conduct
     In accordance with applicable NYSE Rules and the applicable rules and regulations of the SEC (the “SEC Rules”), the Board adopted the Worthington Industries, Inc. Code of Conduct (the “Code of Conduct”), which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. Alternatively, shareholders and other interested persons may obtain a copy of the Code of Conduct, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.
Director Independence
     Pursuant to the Corporate Governance Guidelines, a director is determined to be an independent director if he or she is independent of management and has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company, as affirmatively determined by the Board. The Board observes all additional criteria for independence established by the New York Stock Exchange (“NYSE”) or other governing laws and regulations.
     The Board has been advised of the nature and extent of any direct or indirect personal and business relationships between the Company (including its subsidiaries) and John B. Blystone, William S. Dietrich, II (during his period of service as a director in Fiscal 2009 which ended on May 31, 2009), Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau or Mary Schiavo, individually (collectively, the “Independent Directors”), or any entities for which any independent director is a partner, officer, employee or shareholder. The Board has reviewed, considered and discussed such relationships, and the compensation that each current independent director receives, directly or indirectly, from the Company, as well as the compensation that Mr.

Dietrich received during his period of service during Fiscal 2009 in order to determine whether each current independent director meets, and during his period of service as a director during Fiscal 2009 Mr. Dietrich met, the independence requirements of the Corporate Governance Guidelines, the applicable NYSE Rules, and the applicable SEC Rules. The Board has affirmatively determined that (a) none of the current Independent Directors has, and during his period of service as a director during Fiscal 2009 Mr. Dietrich did not have, any relationship with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, which: (i) interfered or may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; (ii) impaired or would be inconsistent with a determination of independence under applicable NYSE Rules and SEC Rules or (iii) would impair his or her independence under the Corporate Governance Guidelines, and that (b) each of the seven current Independent Directors qualifies, and during his period of service as a director during Fiscal 2009 Mr. Dietrich qualified, as an “independent director” under the Corporate Governance Guidelines. As required by applicable NYSE Rules, the seven current Independent Directors represent a majority of the Company’s directors. Mr. McConnell does not qualify as independent under applicable NYSE Rules or SEC Rules or the Corporate Governance Guidelines because he is an executive officer of the Company. During the period he served as a director in Fiscal 2009 (which ended on July 31, 2008), John S. Christie did not qualify as an independent director under applicable NYSE Rules or SEC Rules or the Corporate Governance Guidelines because he was also then serving as an executive officer of the Company.
     Barring any unusual circumstances, the Board has determined that a director’s independence would not be impaired if: (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer or employee) of a company that makes payments to, or receives payments from, the Company for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; (b) the Company makes contributions to a charitable organization for which the director (or his or her immediate family member) serves as either a member of the Board or an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues; or (c) the Company uses facilities (dining, clubs, etc.) in which the director is a greater than 5% owner if charges to the Company are consistent with charges paid by others and are fair, reasonable, and consistent with similar services available for similar facilities.
     The Board specifically considered a number of circumstances in the course of reaching the conclusion that each of the current Independent Directors qualifies, and during his period of service as a director during Fiscal 2009 Mr. Dietrich qualified, as independent under the Corporate Governance Guidelines as well as applicable NYSE Rules and SEC Rules, including the relevant relationships described below under the caption “TRANSACTIONS WITH CERTAIN RELATED PERSONS” beginning on page 18 of this Proxy Statement, as well as the fact that Mr. Dietrich retired from his employment with the Company effective as of June 1, 2003.
Lead Independent Director
     The Board has a Lead Independent Director whose purpose is to serve as a channel of communication between the Company’s directors who are not employees of the Company (“non-employee directors”), each of whom also qualifies as an independent director, and the Chairman of the Board and Chief Executive Officer. Mr. Blystone was appointed to serve as the Company’s Lead Independent Director on January 22, 2007. A copy of the Charter of the Lead Independent Director is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. This Charter is also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.
     The Lead Independent Director’s responsibilities include:
•	providing input to the Chairman of the Board and Chief Executive Officer in establishing the agenda for Board meetings;

•	chairing executive sessions of the non-employee directors;

•	working with the Chairman of the Board and Chief Executive Officer to ensure that the Board has adequate information and resources to support its decision-making requirements;

•	assisting the Board, the Board’s Nominating and Governance Committee, and the officers of the Company to ensure compliance with and implementation of the Corporate Governance Guidelines; and

•	working with the Nominating and Governance Committee and the Chairman of the Board and Chief Executive Officer to recommend the members and chairs of the various Board committees.
The Lead Independent Director also meets regularly with the Chairman of the Board and Chief Executive Officer outside of Board meetings to discuss agendas and meeting schedules, and such other Board and Company matters as they deem appropriate.
Nominating Procedures
     The Board’s Nominating and Governance Committee has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.
     When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee-recommended nominee. However, the Corporate Governance Guidelines provide that the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after attaining age 70. The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with his or her performance as a director.
     The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating and Governance Committee has never used a consultant or search firm for such purpose, and, accordingly, the Company has paid no such fees.
     Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation. The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with Nominating and Governance Committee members must accompany any such recommendation.

     The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each Annual Meeting of Shareholders. In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations and applicable SEC Rules. In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person to, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of common shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected. The nominating shareholder must also provide (i) the name and address of the nominating shareholder and (ii) the number of common shares of the Company beneficially owned by the nominating shareholder. No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described above or by the Board or the Nominating and Governance Committee of the Board.
Compensation Committee Interlocks and Insider Participation
     The Compensation and Stock Option Committee of the Board (the “Compensation Committee”) is currently comprised of John B. Blystone (Chair), Michael J. Endres, Peter Karmanos, Jr. and John R. Kasich. Each of Messrs. Blystone, Endres, Karmanos and Kasich also served on the Compensation Committee throughout Fiscal 2009. None of the members of the Compensation Committee is a present or past employee or officer of the Company. During Fiscal 2009 and through the date of this Proxy Statement, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity, one of whose executive officers served on the Company’s Board or Compensation Committee. Mr. Karmanos is the only member of the Compensation Committee who has a relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.
     During Fiscal 2009, the Company paid Compuware Corporation (“Compuware”), a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.4% shareholder, approximately $1.4 million, primarily for Compuware’s services providing software quality assurance and as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2009 amounted to approximately 0.1% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately 0.05% of the Company’s consolidated net revenues for Fiscal 2009.
Communications with the Board
     The Board believes it is important for shareholders and other interested persons to have a process by which to send communications to the Board and its individual members, including the Lead Independent Director.

Accordingly, shareholders and other interested persons who wish to communicate with the Board, the non-management directors as a group, the Lead Independent Director or any other individual director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a whole or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Shareholder/Interested Person — Non-Management Director Communication,” “Shareholder/Interested Person — Board Communication,” “Shareholder/Interested Person — Lead Independent Director Communication,” or “Shareholder/Interested Person — Director Communication,” as appropriate. All such correspondence must identify the author as a shareholder or other interested person (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board, to the Non-Management Directors as a whole or to a certain specified individual director(s). Copies of all such correspondence will be circulated to the appropriate director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. There is no screening process in respect of communications from shareholders or other interested persons. The process for forwarding communications to the appropriate Board member(s) has been approved by the Company’s Independent Directors.
     Questions, complaints and concerns may also be submitted to Company directors by telephone through the Business Ethics Help Line by calling 877-263-9893 inside the United States and 770-613-6395 outside the United States.
PROPOSAL 1: ELECTION OF DIRECTORS
     There are currently eight directors — three in the class whose terms expire at the Annual Meeting, two in the class whose terms expire at the Annual Meeting of Shareholders in 2010 and three in the class whose terms expire at the Annual Meeting of Shareholders in 2011.
     Mr. Christie retired as a member of the Board effective July 31, 2008 in connection with his retirement as President and Chief Financial Officer of the Company. Mr. Dietrich retired as a member of the Board effective May 31, 2009. In accordance with the Corporate Governance Guidelines, a director is required to submit his or her resignation and retire effective at the conclusion of his or her three-year term ending immediately after attaining the age of 70. Mr. Dietrich, age 71, had served in the class of directors of the Company whose terms expire at the Annual Meeting.
     Contemporaneously with the effectiveness of Mr. Dietrich’s retirement, John R. Kasich was appointed to the class of directors whose terms will expire at the Annual Meeting to fill the vacancy created by Mr. Dietrich’s retirement, moving from the class of directors whose terms will expire at the Annual Meeting of Shareholders in 2010. In addition, the directors reduced the size of the Board to eight.
     Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the Annual Meeting of Shareholders in 2012 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the common shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, the individuals designated to vote the proxies will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board, following recommendation by the Nominating and Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unable to serve or for good cause will not serve as a director of the Company if elected.
     The information set forth below, concerning the age, principal occupation, other affiliations and business experience of each director has been furnished to the Company by such director as of August 10, 2009. Except where otherwise indicated, each director has had the same principal occupation for the last five years. There are no family relationships among any of the current directors (including those nominated for re-election) and executive officers of the Company.

Nominees Standing for Re-Election to the Board at the Annual Meeting
John B. Blystone
     John B. Blystone, age 56, has served continuously as a director of the Company since 1997 and as the Lead Independent Director of the Company since January 2007. He is the Chair of the Compensation Committee and is a member of the Executive Committee. Mr. Blystone served as Chairman of the Board, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services and service solutions, from December 1995 to December 2004, when he retired.
John R. Kasich
     John R. Kasich, age 57, has served continuously as a director of the Company since 2001 and is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Kasich has served as an associate of Schottenstein Stores Corporation, a retail holding company, since November 2008. From 2001 to May 2009, Mr. Kasich served as a contributor to the Fox News Channel and, from 2001 to 2008, he served as managing director of Lehman Brothers’/Barclays Capital’s investment banking group. Mr. Kasich was a member of the U.S. House of Representatives from 1982 to 2000. Mr. Kasich serves as a director of Invacare Corporation, and as Chair of the Invacare Nominating Committee.
Sidney A. Ribeau
     Sidney A. Ribeau, age 61, has served continuously as a director of the Company since 2000 and is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Ribeau became President of Howard University on August 1, 2008, and served as President of Bowling Green State University for more than 13 years prior to that time. Mr. Ribeau serves on the Board of Trustees of Teachers Insurance and Annuity Association (“TIAA”) and as Chair of the TIAA Human Resources Committee.
Directors Whose Terms Continue Until the 2010 Annual Meeting of Shareholders
John P. McConnell
     John P. McConnell, age 55, has served as the Company’s Chief Executive Officer since June 1993, as a director of the Company continuously since 1990, and as Chairman of the Board of the Company since September 1996. Mr. McConnell also serves as the Chair of the Executive Committee.
Mary Schiavo
     Mary Schiavo, age 53, has served continuously as a director of the Company since 1998 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, since October 2003.
Directors Whose Terms Continue Until the 2011 Annual Meeting of Shareholders
Michael J. Endres
     Michael J. Endres, age 61, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee and the Compensation Committee. Mr. Endres has served as a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999. Mr. Endres also serves as a director of Huntington Bancshares Incorporated and Tim Hortons Inc. Mr. Endres serves as a member of the Executive Committee and the Risk Committee for Huntington Bancshares Incorporated and as the Chair of the Audit Committee for Tim Hortons Inc.

Peter Karmanos, Jr.
     Peter Karmanos, Jr., age 66, has served continuously as a director of the Company since 1997, is the Chair of the Nominating and Governance Committee and is a member of the Executive Committee and the Compensation Committee. Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer and Co-Founder of Compuware, a software development company since April 1973. Mr. Karmanos also serves as a director of Compuware and Taubman Centers, Inc. Mr. Karmanos serves as a member of the Compensation Committee for Taubman Centers, Inc.
Carl A. Nelson, Jr.
     Carl A. Nelson, Jr., age 64, has served continuously as a director of the Company since 2004, and is the Chair of the Audit Committee. Mr. Nelson has served as an independent business consultant since March 2002, when he retired from Arthur Andersen, LLP after 31 years of service. Mr. Nelson had served as Managing Partner of the Arthur Andersen Columbus, Ohio office from 1994 until his retirement, and was the leader of the firm’s consulting services for the products industry in the United States.
Meetings of the Board
     The Board held six meetings during Fiscal 2009, including regularly scheduled and special meetings. During Fiscal 2009, each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board and (b) the total number of meetings held by all committees of the Board on which such director served, with the exception of Mr. Ribeau, who attended 57%.
     The Board and management of the Company are committed to effective corporate governance practices. The Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews and updates, as appropriate, the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including applicable NYSE Rules and SEC Rules, and recommendations by directors in connection with Board and committee evaluations. In accordance with the Corporate Governance Guidelines and applicable NYSE Rules, non-management directors of the Company, who are also all Independent Directors, meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. These executive sessions are typically held in conjunction with regularly scheduled Board meetings and are led by the Lead Independent Director. The non-management directors met in executive session after each of the four regularly scheduled Board meetings held in Fiscal 2009.
Board Member Attendance at Annual Meetings of the Shareholders
     The Company does not have a formal policy with respect to attendance by our directors at the annual meetings of the shareholders. However, directors are encouraged to attend annual meetings of the shareholders, and the Board’s schedule provides for its quarterly meetings to fall in March, June, September and December. It is anticipated that the September meeting of the Board will occur on or about the date of the Annual Meeting, and directors are encouraged to attend the Annual Meeting. Six of the nine then incumbent directors attended the Company’s Annual Meeting of Shareholders in 2008.
Committees of the Board
     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The charter for each committee has been reviewed and approved by the Board and is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. These documents are also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.

Committees of the Board

Nominating and
	Executive	Audit	Compensation	Governance
John B. Blystone*	X		Chair
Michael J. Endres*	X	XÄ	X
Peter Karmanos, Jr.*	X		X	Chair
John R. Kasich*			X	X
John P. McConnell	Chair
Carl A. Nelson, Jr.*	X	Chair Ä
Sidney A. Ribeau*		X		X
Mary Schiavo*		X		X

*	Independent director under NYSE Rules

Ä	Audit Committee Financial Expert
Executive Committee
     The Executive Committee acts in place of, and on behalf of, the Board during times when the Board is not in session. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board other than the authority to fill vacancies on the Board or on any committee of the Board.
Audit Committee
     The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and satisfies the financial literacy requirement of the NYSE Rules. The Board has also determined that each of Messrs. Endres and Nelson qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of SEC Regulation S-K by virtue of his experience, including that described on pages 12 and 13 of this Proxy Statement. No member of the Audit Committee serves on the audit committee of more than two other public companies.
     At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.
     The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board which sets forth the Audit Committee’s duties and responsibilities. The primary responsibility of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes and audits of the Company. Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates: (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s systems of disclosure controls and procedures and internal control over financial reporting and its accounting and financial controls; (d) qualifications and independence of the Company’s independent registered public accounting firm; (e) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (f) the annual independent audit of the Company’s financial statements. The Audit Committee also prepares the report that the SEC Rules require to be included in the Company’s annual proxy statement.

     The Audit Committee’s specific responsibilities include:
•	selecting, evaluating and, where appropriate, replacing the Company’s independent registered public accounting firm for each fiscal year and approving the audit engagement, including fees and terms, and non-audit engagements, if any, of the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	reviewing and approving in advance both audit and permitted non-audit services;

•	setting hiring policies for employees or former employees of the Company’s independent registered public accounting firm;

•	monitoring the performance, and ensuring the rotation of the lead or coordinating partner of the Company’s independent registered public accounting firm;

•	reviewing, with the Company’s financial management, internal auditors and independent registered public accounting firm, the Company’s accounting procedures and policies and audit plans, including staffing, professional services to be provided, audit procedures to be used, and fees to be charged by the Company’s independent registered public accounting firm;

•	reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm;

•	preparing an annual report for inclusion in the Company’s proxy statement;

•	reviewing with the independent auditors the attestation on management’s assessment of the effectiveness of the Company’s internal controls filed with the Company’s Form 10-K;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	receiving reports concerning any non-compliance with the Company’s Code of Conduct by any officers of the Company and approving, if appropriate, any waivers therefrom;

•	approving, if appropriate, any “related person” transactions with respect to the Company’s directors or executive officers;

•	directing and supervising any special investigations into matters which may come within the scope of its duties; and

•	other matters required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, NYSE and other similar bodies or agencies which could have an effect on the Company’s financial statements.
Pursuant to its charter, the Audit Committee has the authority to engage and terminate such counsel and other consultants as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other terms of such consultants’ retention.
     The Audit Committee met six times during Fiscal 2009. The Audit Committee’s report relating to Fiscal 2009 begins on page 53.

Compensation Committee
     The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. All members other than Mr. Karmanos also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Mr. Karmanos abstains from voting on matters where his failure to qualify as an “outside director” or a “non-employee director” is relevant.
     The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee evaluates its performance at least annually.
     The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:
•	discharging the Board’s responsibilities relating to compensation of the Company’s executive management;

•	preparing, producing, reviewing and/or discussing with the Company’s management, as appropriate, such reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation including those required for inclusion in the Company’s proxy statement;

•	reviewing and advising the Board with respect to Board compensation;

•	administering the Company’s stock option and other equity-based incentive compensation plans and its other executive incentive compensation programs as well as any other plans and programs which the Board designates; and

•	carrying out such other roles and responsibilities as the Board may designate or delegate to the Compensation Committee.
Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel and other consultants, as it deems appropriate to carry out its functions, and to approve the fees and other retention terms for any such consultants.
     The Compensation Committee met six times during Fiscal 2009. The Compensation Discussion and Analysis regarding Executive Compensation for Fiscal 2009 begins on page 21, and the Compensation Committee Report for Fiscal 2009 is on page 34.
Nominating and Governance Committee
     The Board has determined that each member of the Nominating and Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Governance Committee periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee evaluates its performance at least annually.
     Under the terms of its charter, the Nominating and Governance Committee is to:
•	develop principles of corporate governance and recommend them to the Board for its approval;

•	periodically review the principles of corporate governance approved by the Board to insure that they remain relevant and are being complied with;

•	recommend to the Board for its approval the Corporate Governance Guidelines;

•	periodically review the Articles of Incorporation and Code of Regulations of the Company and recommend changes to the Board in respect of good corporate governance;

•	review the procedures and communication plans for shareholder meetings and ensure that required information regarding the Company is adequately presented;

•	review the composition and size of the Board in order to ensure that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

•	recommend criteria for the selection of Board members and Board committee members;

•	review and recommend Board policies on age and term limits for Board members;

•	plan for continuity on the Board as existing Board members retire or rotate off the Board;

•	with the participation of the Chairman of the Board, identify and recruit candidates for Board membership and arrange for appropriate interviews and inquiries into the qualifications of the candidates;

•	identify and recommend individuals to be nominated for election as directors by the shareholders and to fill vacancies on the Board;

•	with the Compensation Committee, provide for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death;

•	evaluate the performance of current Board members proposed for re-election, and recommend to the Board as to whether members of the Board should stand for re-election;

•	review and recommend to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board;

•	lead an annual evaluation of the Board as a whole;

•	conduct an annual evaluation of the Nominating and Governance Committee;

•	provide oversight with respect to the evaluation of the other Board committees and of management;

•	with the Chairman of the Board, periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

•	with the Chairman of the Board, recommend to the Board individuals to be chairs and members of Board committees; and

•	ensure that each Board committee is comprised of members with the appropriate qualities, skills and experience for the tasks of the committee and that each committee conducts the required number of meetings and makes appropriate reports to the Board on its activities and findings.

     To the extent not otherwise delegated to the Audit Committee, the Nominating and Governance Committee is also to:
•	review the relationships between the Company and each director, whether direct or as an officer or equity owner of an organization, for conflicts of interest (all members of the Board are required to report any such relationships to the corporate general counsel);

•	address actual and potential conflicts of interest a Board member may have and issue to the Board member having an actual or potential conflict of interest instructions on how to conduct himself/herself in matters before the Board which may pertain to such an actual or potential conflict of interest; and

•	make appropriate recommendations to the Board concerning determinations necessary to find a director to be an independent director.
     The Nominating and Governance Committee met two times during Fiscal 2009.
Required Vote and Board’s Recommendation
     Under Ohio law and the Company’s Code of Regulations, the three nominees for election to the Board receiving the greatest number of votes “FOR” their election will be elected as directors of the Company.
     Common shares represented by properly-executed and returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted “FOR” the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than three nominees.
     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
TRANSACTIONS WITH CERTAIN RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
     The Company’s policy with respect to related person transactions is addressed in the Company’s written Related Person Transaction Policy (the “Policy”), which supplements the Company’s written Code of Conduct provisions addressing “conflicts of interest.” As described in the Code of Conduct, conflicts of interest can arise when an employee’s or a director’s personal or family relationships, financial affairs, or an outside business involvement may adversely influence the judgment or loyalty required in performance of his or her duties to the Company. In cases where there is an actual or even the appearance of conflicts of interest, the individual involved is to notify his or her supervisor or the Company’s Ethics Officer. The supervisor will then consult with management and the Ethics Officer as appropriate. The Code of Conduct provides that any action or transaction in which the personal interest of an executive officer or a director may be in conflict with those of the Company, is to be reported to the Audit Committee. The Audit Committee shall investigate and if it is determined that such action or transaction would constitute a violation of the Code of Conduct, the Audit Committee is authorized to take any action it deems appropriate.
     The Policy was adopted by the Board and is administered by the Audit Committee and the Company’s General Counsel. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: the Company participates, directly or indirectly; the amount involved exceeds or is expected to exceed $120,000; and a “related person” has, had or will have a direct or indirect material interest. Under the Policy, a “related person” is any person:
•	who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual; or

•	who is or was the beneficial owner of more than 5% of the Company’s outstanding common shares, or an immediate family member of any such individual.
     All related person transactions are to be brought to the attention of the Company’s management who will then refer each matter to the Company’s General Counsel and the Audit Committee. Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual has, had or may have, in a related person transaction. In addition, any related person transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel by the employee of the Company who has authority over the transaction. On an annual basis, each director, director nominee and executive officer of the Company will complete a questionnaire designed to elicit information about existing and potential related person transactions. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, qualify as a related person transaction requiring review by the Audit Committee under the Policy.
     Under the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Audit Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Audit Committee prior to the effectiveness or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable, the Audit Committee will review and, in its discretion, may ratify the transaction at the Audit Committee’s next meeting. However, the Company’s General Counsel may present a related person transaction arising between meetings of the Audit Committee to the Chair of the Audit Committee who may review and approve (or disapprove) the transaction, subject to ratification by the Audit Committee at its next meeting if appropriate. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Audit Committee will review the transaction, including the relevant facts and circumstances, at its next meeting and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action the Audit Committee deems appropriate under the circumstances.
     No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Committee determines to be in the Company’s best interest. In making this determination, the Audit Committee will review and consider all relevant information available to it, including:
•	the related person’s interest in the transaction;

•	the terms (including the amount involved) of the transaction;

•	the amount of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of the Company’s business;

•	whether the terms of the transaction are fair to the Company and no less favorable to the Company than terms that could be reached with an unrelated third party;

•	the business reasons for the transaction and its potential benefits to the Company;

•	the impact of the transaction on the related person’s independence; and

•	whether the transaction would present an improper conflict of interest for any director, director nominee or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Audit Committee deems relevant.
     Any related person transaction previously approved or ratified by the Audit Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Audit Committee annually.
     Under the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Audit Committee even if the aggregate amount involved would exceed $120,000:
•	interests arising solely from ownership of the Company’s common shares if all shareholders receive the same benefit on a pro rata basis (i.e., dividends);

•	compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved by the Compensation Committee or is generally available to the Company’s employees;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statements;

•	interests deriving solely from a related person’s position as a director of another entity that is a party to the transaction;

•	interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.
     In addition, the Audit Committee will presume that the following transactions do not involve a material interest:
•	transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected related person did not participate in the decision of the Company to enter into the transaction and (ii) the amount involved in any related category of transactions in a 12-month period is not greater than the lesser of (a) $1,000,000 or (b) 2% of the other entity’s gross revenues for its most recently completed fiscal year or (c) 2% of the Company’s consolidated gross revenues for its most recently completed fiscal year;

•	donations, grants or membership payments to nonprofit organizations, provided (i) the affected related person did not participate in the decision of the Company to make such payments and (ii) the amount in a 12-month period does not exceed the lesser of $1,000,000 or 2% of the recipient’s gross revenues for its most recently completed fiscal year; and

•	Company use of facilities (such as dining facilities and clubs) if the charges for such use are consistent with charges paid by unrelated third parties and are fair, reasonable and consistent with similar services available for similar facilities.
Transactions with Related Persons
     The Company is a party to certain agreements relating to the rental of aircraft to and from JMAC, Inc., a private investment company (“JMAC”) and McAir, Inc. (“McAir”), a corporation wholly-owned by the John H. McConnell Trust. Following the death of his father, John H. McConnell, beneficial ownership of certain family-owned businesses and common shares transferred to John P. McConnell, Chairman of the Board and Chief

Executive Officer of the Company. Under the agreements with JMAC and McAir, the Company may lease aircraft owned by JMAC and McAir as needed for a rental fee per flight; and under the agreements with the Company, JMAC and McAir are allowed to lease aircraft operated by the Company, on a per-flight basis, when the Company is not using the aircraft. The Company also makes its pilots available to McAir and JMAC for a per-day charge. The rental fees paid to and by the Company under the per-flight rental agreements are set based on Federal Aviation Administration (“FAA”) regulations. The Company believes the rental fees set in accordance with such FAA regulations for Fiscal 2009 exceeded the direct operating costs of the aircraft for such flights. Also, based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates paid to McAir and JMAC are no less favorable to the Company than those that could be obtained from unrelated third parties.
     For Fiscal 2009, (a) the Company paid an aggregate amount of $257,225 under the McAir lease agreement and (b) the Company received an aggregate amount of $2,100 from JMAC, $5,600 from McAir, and $19,000 from payments received from Blue Jackets Air, LLC for pilot services. Blue Jackets Air, LLC primarily provides air transportation services for the Columbus Blue Jackets a professional hockey team of which John P. McConnell is the majority owner.
     During Fiscal 2009, the Company, either directly or through business expense reimbursement, paid approximately $179,500 to Double Eagle Club, a private golf club owned by the McConnell Family (the “Club”). The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates. Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.
     During Fiscal 2009, the Company paid Mr. Dietrich, who retired as a director of the Company effective May 31, 2009, approximately $8,850 for gas sold at market rates from wells in which Mr. Dietrich has an interest. This arrangement has been in place since before the Company purchased Dietrich Industries, Inc. in 1996.
     During Fiscal 2009, the Company paid Compuware, a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 5.4% shareholder, approximately $1.4 million, primarily for Compuware’s services providing software quality assurance and as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Mr. Karmanos serves as a director of the Company. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2009 amounted to approximately 0.1% of Compuware’s consolidated total revenues for its most recent fiscal year, and approximately 0.05% of the Company’s consolidated net revenues for Fiscal 2009.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
     The Compensation Committee reviews and administers the compensation for the Chief Executive Officer (“CEO”) and other members of executive management, including the named executive officers (“NEOs”) identified in the “Fiscal 2009 Summary Compensation Table” appearing on page 35 of this Proxy Statement. The Compensation Committee also oversees the Company’s long-term incentive plan, stock option plans, and non-qualified deferred compensation plans.
     The Compensation Committee is comprised of four directors who qualify as “independent” under the applicable NYSE Rules. Messrs. Blystone, Endres and Kasich also qualify as “outside directors” for purposes of

Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Since Mr. Karmanos may not qualify as an outside director for purposes of Section 162(m) or as a non-employee director for purposes of Rule 16b-3, he abstains from voting on Section 162(m) and Rule 16b-3 related matters.
     The Compensation Committee operates under a written charter adopted by the Board, a copy of which is posted on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. Among its other duties, the Compensation Committee is responsible for setting and administering the policies that govern executive compensation. These include: reviewing and approving the compensation philosophy and guidelines for the Company’s executive management; reviewing and approving corporate goals and objectives relevant to CEO and executive management compensation; evaluating the CEO’s performance in light of the corporate goals and objectives; setting the CEO’s compensation level; setting or making recommendations with respect to the compensation of the Company’s other executive officers and directors, as appropriate; and producing, reviewing and/or discussing with management, as appropriate, the reports and other information required by applicable law, rules, regulations or other standards with respect to executive and director compensation.
     The Compensation Committee has authority to retain and terminate such compensation consultants, legal counsel and other consultants, as it deems appropriate to fulfill its responsibilities, including sole authority to approve the fees and other terms of consultants’ retention. The Compensation Committee has retained an independent compensation consultant, Towers Perrin, for the purpose of assisting the Committee in fulfilling its responsibilities. Management also periodically retains Towers Perrin to provide advice to the Company with respect to compensation matters not solely related to executive officers.
     While the Compensation Committee retains Towers Perrin, in carrying out assignments for the Compensation Committee, Towers Perrin may interact with the Company’s management including the Vice President-Human Resources, the Vice President-Administration, General Counsel and Secretary and the Vice President-Chief Financial Officer and their respective staffs in order to obtain information. In addition, Towers Perrin may, in its discretion, seek input and feedback from management regarding its work product prior to presentation to the Compensation Committee in order to confirm information or address certain issues.
     The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with assistance from the CEO, the Vice President-Human Resources and the Vice President-Administration, General Counsel and Secretary. These individuals, with input from the Compensation Committee’s compensation consultant, make compensation recommendations for the NEOs and other top executive officers. After each regularly scheduled meeting, the Compensation Committee may meet in executive session. When meeting in executive session, the Compensation Committee will generally have a session with the CEO only, a session with the compensation consultant only, and conclude with a members-only session. The Compensation Committee Chair reports on Committee actions to the full Board at the following Board meeting.
Stock Ownership Guidelines
     In order to further emphasize the stake that the Company’s directors and officers have in fulfilling the goal of building and increasing shareholder value, and to deepen the resolve of executive leadership to fulfill that goal, in August 2004, the Company established stock ownership guidelines for directors and senior executives. These guidelines were adjusted in March 2008 due to the implementation of the Company’s new compensation program discussed below. Target ownership levels are structured as a multiple of the executive’s annual base compensation or the director’s annual retainer, as applicable, with directors and the CEO set at five times, the Chief Financial Officer and the Chief Operating Officer set at 3.5 times, Business Unit Presidents, Executive Vice Presidents and Senior Vice Presidents set at 2.5 times, and other senior executives set at 1.25 times. For purposes of these guidelines, stock ownership includes common shares held directly or indirectly, common shares held in an officer’s 401(k) plan account(s) and theoretical common shares credited to the bookkeeping account of an officer or a director in one of the Company’s non-qualified deferred compensation plans. Each covered officer or director is expected to attain the targeted level by 2011 or within five years from the date he or she is promoted to the position, whichever is later.
Company Compensation Philosophy
     A basic philosophy of the Company has long been that employees should have a meaningful portion of their total compensation tied to performance and that the Company should use incentives which are intended to drive and reward performance. In furtherance of this philosophy, most full-time, non-union employees of the Company participate in some form of incentive compensation program. These programs include cash profit-sharing, which is computed as a fixed percentage of profits, and bonus programs under which bonuses are tied primarily to the operating results of the Company or the applicable business unit.
Executive Compensation Philosophy and Objectives
     The Company’s objectives with respect to executive compensation are to attract and retain highly qualified executives, to align the interest of management with the interest(s) of shareholders and to provide incentives, based primarily on Company performance, for reaching established Company goals and objectives. To achieve these objectives, the Compensation Committee has determined that total compensation for executives will exhibit three characteristics:
•	It will be competitive in the aggregate using broad-based business comparators to gauge the competitive market;

•	It will be performance-oriented and highly leveraged, with a substantial portion of the total compensation tied to performance, primarily that of the Company and/or that of the applicable business unit; and

•	It will promote long-term careers at the Company.
     The Company’s practice has long been that executive compensation be highly leveraged. The compensation program emphasizes performance based compensation (pay-at-risk) that promotes the achievement of short-term and long-term Company objectives. The Company believes it is appropriate to provide a balance between incentives for current short-term performance and incentives to ensure long-term profitability of the Company. The Company’s executive compensation program, therefore, includes both a short-term cash incentive bonus program and a long-term incentive compensation program. The Company also believes it appropriate for long-term incentives to have a cash compensation component and an equity-based compensation component, which incentivizes executives to drive Company performance and aligns their interest with those of the Company’s shareholders. Individual components of executive pay are discussed below.
     In fulfilling its responsibilities, the Committee annually reviews certain market compensation information with the assistance of an independent compensation consultant, Towers Perrin, who is directly engaged by the Committee to prepare the information. This includes information regarding compensation paid to officers with similar responsibilities by a broad-based group of more than 400 companies (the “comparator group”). The comparator group is comprised predominantly of manufacturing companies maintained in the executive compensation data base of Towers Perrin at the time the study is conducted with revenues between $1 billion and $10 billion. Changes in the comparator group occur as companies begin or cease participation in the database, due to a sale, merger or acquisition of the companies included, due to an increase or decrease in revenues, or for other reasons. The Compensation Committee neither selects nor specifically considers the individual companies which are in the comparator group. For comparison purposes, due to variance in size of the companies in the comparator group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust data. The Compensation Committee believes that using this broad-based comparator group minimizes the effects of changes to the group due to changes in data base participation or mergers/acquisitions, lessens the impact a single entity can have on the overall data, provides more consistent results and better reflects the market in which the Company competes for executive talent.

     A list of the entities in the comparator group can be obtained by contacting the Human Resources Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Eric M. Smolenski, Vice President-Human Resources.
     During its review process, the Compensation Committee meets directly with the compensation consultant to review and evaluate comparator group information with respect to base salaries, short-term cash incentive bonuses and long-term incentive compensation programs. The Company and the Compensation Committee are committed to reviewing compensation for market competitiveness, and to employing incentive compensation vehicles and practices that continue to drive Company performance and that are aligned with shareholder interests. The Compensation Committee reviews the information provided by the compensation consultant as an important factor in determining the appropriate levels and mix of executive compensation.
     Base salaries generally fall at the lower end of market comparables developed from the comparator group, but actual salaries vary from individual to individual and position to position due to factors such as time in the position, performance, experience, internal equity and other factors the Committee deems appropriate. Target short term cash incentive bonus opportunities to be paid for achieving targeted levels of performance are generally above what the compensation consultant considers market median of annual bonuses because base salaries are intentionally set at the low end of market comparables and bonus performance targets are generally based upon stretch goals, compared to expected performance. Long-term incentive compensation opportunities generally fall in the range of market median. While comparator group information is a factor considered in setting compensation, where a specific individual’s annual cash incentive bonus and long-term incentive compensation fall relative to the comparator group will vary based upon the factors listed above. Annual cash incentive bonuses and long-term incentive compensation actually paid will vary significantly depending on Company and/or business unit performance during the applicable years.
     The Compensation Committee uses tally sheets as a tool to assist in its review of executive compensation. These tally sheets contain the components of the CEO’s and other NEOs’ current and historical total compensation, including base salary, short term cash incentive bonuses and long-term incentive compensation. These tally sheets also show the estimated compensation that would be received by the CEO and other NEOs under various scenarios, including in connection with a change in control of the Company.
     While prior compensation or amounts realized or realizable from prior awards are given some consideration, the Compensation Committee believes that the current and future performance of the Company and the executive officers should be the most significant factors in setting the compensation for the Company’s executive officers.
     Annually, the CEO’s performance is evaluated by the Compensation Committee and/or the full Board. The criteria considered include: overall Company performance; overall leadership; the CEO’s performance in light of, and his development and stewardship of, the Company’s philosophy and its current and long-term strategic plans, goals and objectives; development of an effective senior management team; appropriate positioning of the Company for future success; and effective communications with the Board and stakeholders. At the request of Mr. McConnell, his base salary and overall compensation has been well below market levels. The Compensation Committee also evaluates the performance of the other NEO’s, as appropriate, when annually reviewing and setting executive compensation levels.
Fiscal 2009 Compensation — General
     Compensation for the Company’s executives, including the NEOs, was down significantly in Fiscal 2009 due to the economic recession and its impact on the Company’s performance. The Company achieved solid results in the first quarter of Fiscal 2009, but results deteriorated for the remainder of the year as the economic conditions worsened and demand in most of the Company’s markets fell dramatically. As a result, none of the long-term incentive compensation thresholds were reached for the three-year performance period ended May 31, 2009, and short-term cash incentive thresholds for Fiscal 2009 were attained only at the Worthington Cylinders and the WIBS business units. Consequently, most of the Company’s executives received no bonuses for Fiscal 2009.

     In response to the economic recession and prevailing market conditions, the Company instituted base wage decreases throughout the Company for the first quarter of Fiscal 2010, with the highest percentage decreases generally taken by the executives, including a 25% decrease for the CEO and 20% decreases for the President-Chief Operating Officer, the CFO and the President of Worthington Steel.
     Although results for the Company are down significantly due to the recession, management has taken many positive steps to mitigate the impact of the recession on the Company and to position the Company for the future. The Committee believes that the Company is better positioned than many of its competitors going forward. Still, consistent with the Company’s philosophy that executive compensation be tied to results, executive compensation levels declined significantly in Fiscal 2009 due to weak Company results, even though the results were driven primarily by the economy and market conditions.
Appointment of New CFO
     B. Andrew Rose was appointed as Chief Financial Officer (“CFO”) of the Company effective December 1, 2008. Mr. Rose’s annual base salary was set at $350,000 and he became eligible for a maximum bonus of $250,000 for Fiscal 2009, depending upon the accomplishment of goals and objectives for the year, with a guaranteed amount of $50,000. On December 1, 2008, Mr. Rose was granted a non-qualified stock option to purchase 15,000 of the Company’s common shares, at an exercise price of $11.81 per share, the closing price of the common shares on the date of grant, and a restricted share award covering 5,000 common shares which will vest on July 31, 2010. Mr. Rose also received long-term incentive performance share awards and cash performance awards as described in the “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement.
Change in Executive Compensation Program
     Effective December 1, 2007, the Compensation Committee revised the Company’s executive compensation program. The changes to the executive compensation program primarily involved a change in the overall mix of compensation by increasing base (fixed) compensation and moderating incentive (variable) compensation, while still remaining more highly leveraged than typical market practices. Base salaries were moved closer to market levels (but kept at the lower end of market) and targeted bonuses were appropriately decreased in light of the base salary increase.
     Under the revised executive compensation program (the “New Compensation Program”), annual cash incentive bonuses are non-discretionary and are tied to specific targeted amounts (threshold, target, and maximum) based on operating income, earnings per share and economic value added (EVA), with the intended result being that there would likely be a lower annual cash incentive bonus paid when performance is weak (i.e., below target) and a higher annual cash incentive bonus paid when performance is strong (i.e., above target).
Compensation Components
     Base Salaries
     Base salaries for the NEOs and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual levels of experience, performance, market compensation information, internal equity among positions in the Company, and the Compensation Committee’s judgment. The Compensation Committee annually reviews information regarding compensation paid by the comparator group to executives with similar responsibilities. It is the Compensation Committee’s intent, in general, to set base salaries at the low end of market median levels, with consideration given to the other factors listed above, and have total annual cash compensation be driven by bonuses.
     Annual Base Salaries for Named Executive Officers
     Consistent with the New Compensation Program, the Compensation Committee raised base salaries of the NEOs and other executives in December 2007 and/or June 2008. During its annual compensation review in June

2009, the Compensation Committee made no change in executive base salaries in light of prevailing economic and market conditions. In response to the economic recession and prevailing market conditions, the Company implemented base salary decreases throughout the Company effective for the first quarter of Fiscal 2010 for the CEO, President-Chief Operating Officer, the CFO and the President of Worthington Steel
     Incentive Compensation — Bonuses
     Until December 1, 2007, the NEOs and certain other key employees of the Company participated in the Company’s old executive bonus program (the “Old Bonus Plan”) in which discretionary quarterly bonuses were paid to participants based largely on corporate, business unit or operating unit results, and individual performance. Although operating results was the largest variable in determining the amount of the bonus, an individual’s bonus could be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee, as applicable.
     Under the New Compensation Program, short-term cash incentive bonus awards are now generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the applicable performance periods of 12-months or less, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting. For performance falling between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no bonus will be paid. Short-term cash incentive bonus payouts will be made within a reasonable time following the end of the performance period in cash, unless the Board specifically provides for a different form of payment. In the event of a change in control of the Company followed by the termination of the participant’s employment during the relevant performance period, the short-term cash incentive bonus award of the participant would be considered to be earned at target and payable as of the date of termination of employment.
     Short-term cash incentive bonuses earned under the New Compensation Program for the first six-months and the 12-months of Fiscal 2009 and for the six-month period ended May 31, 2008 are shown in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement as short-term incentive bonus awards within “Non-Equity Incentive Plan Compensation.”
     Effective June 23, 2009, the Compensation Committee granted, under the Worthington Industries, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), annual cash incentive bonus awards to the NEOs for the 12-month period ending May 31, 2010. These annual cash incentive bonus awards for Fiscal 2010 are shown in the “Annual Cash Incentive Bonus Awards Granted in Fiscal 2010” table on page 46 of this Proxy Statement.
     Long-Term Incentive Compensation
     The Compensation Committee has implemented a long-term incentive compensation program for the NEOs and other executive officers, which consists of: (a) annual option grants; (b) long-term performance share awards based on achieving measurable financial results over a multiple-year period; and (c) long-term cash performance awards based on achieving measurable financial results over a multiple-year period. Long-term performance share awards and long-term cash performance awards are made under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “1997 LTIP”). Options are generally granted under one of the Company’s stock option plans. All of these plans have been approved by the Company’s shareholders.
     The sizes of long-term cash performance awards, performance share awards and option grants are set based upon market median values for the comparator group, the officer’s time in the position, internal equity, performance and such other factors as the Compensation Committee deems appropriate. In the fiscal year ended May 31, 2006, performance share awards were added and the size of the option grants was reduced as the Compensation Committee determined that performance shares would be less dilutive to shareholders than options and would link more of the executive’s long-term incentive compensation to Company financial performance.

     The Compensation Committee believes that using a blend of options, long-term performance share awards and long-term cash performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives. Options align the interests of employee option holders with those of shareholders by providing value tied to the stock price appreciation. Cash performance awards motivate long-term results because the value is tied to sustained financial achievement over a multiple-year period. Performance share awards blend both of these features because the number of performance shares received is tied to sustained financial achievement over a multiple-year period, and the value of those performance shares is tied to the price of the Company’s common shares. The Compensation Committee believes the combination of the three forms of incentive compensation is superior to a reliance upon only one form and is consistent with the Company’s compensation philosophy and objectives.
     The Compensation Committee generally approves annual option awards at its June meeting. The option grants are generally made effective in July, after the Company has reported its earnings for the prior fiscal year. Long-term performance share awards and long-term cash performance awards have been based on performance over a three-fiscal-year period beginning with the first day of the first fiscal year in that period. An explanation of the calculation of the compensation expense relative to the equity-based long-term incentive compensation is set forth under the heading “Equity-Based Long-Term Incentive Compensation Accounting” on page 30 of this Proxy Statement.
     Neither the Company nor the Compensation Committee has backdated stock option grants to obtain lower exercise prices.
     Options
     Options are generally awarded annually to the NEOs and a select group of executives. It has been the practice of the Company to award options to a broader group of key employees every three years and options may also be granted to selected new key employees when their employment begins. In practice, the number of common shares covered by an option award generally depends upon the employee’s position and external market data. Options provide employees with the opportunity to participate in increases in shareholder value as a result of stock price appreciation, and further the Company’s objective of aligning the interest of management with the interests of shareholders.
     All options granted to employees since 1984 have been non-qualified options, which generally vest at a rate of 20% per year with full vesting at the end of five years. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any unexercised options outstanding and exercisable on that date will remain exercisable by the optionee or, in the event of death, by the optionee’s beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or, depending on the option, either 12 or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, all unexercised options will be forfeited. In the event of a change in control of the Company (as defined in the respective option plans), all options then outstanding will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
     Effective July 1, 2008, the Company made annual awards of options to 35 employees to purchase an aggregate of 455,750 common shares, with an exercise price equal to $20.21, the fair market value of the common shares on the grant date. Of those options granted, 220,000 common shares were covered by options awarded to the NEOs.
     In connection with the hiring of Mr. Rose as CFO, effective December 1, 2008, the Company awarded him an option to purchase 15,000 common shares, with an exercise price equal to $11.81, the fair market value of the common shares on the grant date.

     The option grants to the NEOs in Fiscal 2009 are detailed in the “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39. For purposes of the Grants of Plan-Based Awards for Fiscal 2009 table, options are valued at “fair value” calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). The compensation expense recognized by the Company in Fiscal 2009 relating to NEO option grants is reported in the “Option Awards” column of the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement.
     Between August 8, 2008 and April 20, 2009, the Company made awards of options to 30 employees to purchase an aggregate of 65,750 common shares, with exercise prices equal to the fair market value of the common shares on the respective grant dates, which ranged from $9.57 to $17.26. None of these options were granted to NEOs. These options were generally granted to employees who started employment with the Company or started in new positions with the Company.
     Effective July 16, 2009, the Company made annual awards of options for Fiscal 2010 to 34 employees to purchase an aggregate of 692,250 common shares, with an exercise price equal to $13.25, the fair market value of the common shares on the grant date. Of those options granted, 355,000 common shares were covered by options awarded to the current NEOs. Information on the options awarded to the current NEOs is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2010” table on page 46 of this Proxy Statement.
     Restricted Share Award
     Effective December 1, 2008, the Company made a restricted share award covering 5,000 common shares to Mr. Rose, upon his commencement of employment with the Company. This restricted share award will vest on July 31, 2010. Mr. Rose may vote the common shares underlying the restricted shares and will receive dividends accrued on the shares on the underlying common shares upon the vesting of the restricted shares.
     Performance Awards — General
     Beginning in Fiscal 1998, the Company has awarded a select group of key executives, including the NEOs, long-term cash performance awards based upon results over a prospective three-year performance period. Starting with the three-year performance period that began on June 1, 2006, the Company reduced the size of the targeted option awards to executives and added long-term performance share awards.
     Payouts of the long-term cash performance awards and the long-term performance share awards are generally tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. If the performance level falls between threshold and target or between target and maximum, the award is prorated. Payouts, if any, would generally be made in the quarter following the end of the applicable performance period. Calculation of the Company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s consolidated financial statements. The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, mergers and acquisitions, and purchases or sales of substantial assets, provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the payout of the award, any such change or adjustment must be permissible under Section 162(m). These performance measurements are chosen because the Compensation Committee believes that: (i) the earnings per share growth metric strongly correlates with the Company’s growth and equity value; (ii) operating income at a business unit ties directly into Company earnings per share growth; and (iii) the cumulative corporate economic value added target, which is driven by net operating profit in excess of the cost of capital employed, keeps management focused on the most effective use of existing assets and pursuing only those growth opportunities which provide returns in excess of the cost of capital.

     The Company has used these, or similar performance measures, since long-term cash performance awards were first granted for the performance period ended May 31, 1998. The Company’s overall performance levels reached at least threshold in five out of the 12 three-year performance periods which have ended on or prior to May 31, 2009.
     Three-year performance levels (threshold, target and maximum) are generally set based upon achieving set levels of (i) cumulative economic value generated over the three-year performance period and (ii) compounded growth in Company earnings per share or business unit operating income from the levels attained in the fiscal year prior to the start of the performance period (i.e. Fiscal 2008 levels with respect to the three-year performance period ending May 31, 2011). Based on Company performance for Fiscal 2007, 2008 and 2009, no threshold levels were attained and no payouts were made to executive officers for the three-year performance period ended May 31, 2009, with respect to either long-term cash performance awards or performance share awards. Based on the Company’s performance for Fiscal 2008, 2009 and 2010 (through the date of this Proxy Statement), and in particular the decline in results caused by the continuing recession, it appears that it will be very difficult for the Company to attain the threshold performance measures applicable to the NEOs for the three-year period ending May 31, 2010, except for that portion of awards to certain NEOs relative to operating income performance.
     Performance Share Awards
     The Compensation Committee granted performance share awards for the first time beginning with the awards granted for the three-fiscal-year period beginning June 1, 2006. The performance share program provides grants of long-term performance share awards to selected key executives, which are earned only if the specified performance objectives discussed above under “Performance Awards — General” are met over a three-year period. Performance share awards are intended to reward executives for both achieving pre-established financial goals over a three-year period and at the same time rewarding them for any increase in common share price, since the value of the common shares earned will depend upon the common share price at the end of the three-year performance period. The awards also facilitate stock ownership among the executives by delivering full-value common shares (if the financial targets are met) and are less dilutive to shareholders than options.
     The performance measures for the performance share awards are discussed in the prior section, “Performance Awards — General.” All performance share awards are paid in common shares. No common shares are awarded if none of the three-year financial threshold measures are met. Common shares, if any, which are earned are issued to participants after the Company’s financial results for the three-year period are finalized and the Compensation Committee has determined which performance levels have been attained. In general, termination of employment results in termination of awards. However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance share awards would be considered to be earned and payable in full at the maximum level and immediately settled or distributed.
     No long-term performance share awards were earned for the three-year performance period ended May 31, 2009, because none of the threshold levels were attained. Long-term performance share awards granted in Fiscal 2009 for the three-year performance period ending May 31, 2011 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2009” on pages 38 and 39 of this Proxy Statement. The compensation expense associated with the performance share awards and recognized during Fiscal 2009 is reported in the “Stock Awards” column of the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement. An explanation of the calculation of the compensation expense relative to those awards is set forth under the heading “Equity-Based Long-Term Incentive Compensation Accounting” below. If the performance criteria are met, the performance shares earned would generally be issued in the quarter following the end of the performance period.

     Information on long-term performance share awards granted in Fiscal 2010 for the three-year performance period ending May 31, 2012 is shown in the “Long-Term Performance Awards and Option Awards Granted in Fiscal 2010” table on page 46 of this Proxy Statement.
     Long-Term Cash Performance Awards
     Three-year cash performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period. These long-term cash performance awards are granted to selected key executives and are earned only if the specified performance objectives, as discussed above, are met over the three-year performance period. Three-year cash performance awards may be paid in cash, common shares or any combination thereof, as the Compensation Committee determines at the time of payment. If the performance criteria are met, payouts would generally be made in the quarter following the end of the performance period.
     The performance measures for the long-term cash performance awards are discussed above under “Performance Awards — General.” Nothing is paid under the long-term cash performance awards if none of the three-year financial threshold measures are met. In general, termination of employment results in termination of awards. However, if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Compensation Committee specifically provides otherwise at the time of grant, in the event of a change in control of the Company, all long-term cash performance awards would be considered to be earned and payable in full at the maximum level, and immediately settled or distributed.
     No long-term cash performance awards were earned for the three-year performance period ended May 31, 2009, because none of the threshold levels were attained.
     Long-term cash performance awards granted in Fiscal 2009 for the three-year performance period ending May 31, 2011 can be found in the “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement.
     Information on long-term cash performance awards granted in Fiscal 2010 for the three-year performance period ending May 31, 2012 can be found in the table headed “Long-Term Performance Awards and Option Awards Granted in Fiscal 2010” on page 46 of this Proxy Statement.
     Claw Back Policy
     The Company does not have a specific claw back policy. If the Company is required to restate its earnings as a result of non-compliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and the CFO would have to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company during the twelve-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of common shares during that twelve-month period, to the extent required by SOX.
     Equity-Based Long-Term Incentive Compensation Accounting
     The accounting treatment for equity-based long-term incentive compensation is governed by SFAS 123R, which the Company adopted effective June 1, 2006. Options are valued using the Black-Scholes pricing model based upon the grant date price per Common Share underlying the option award, the expected life of the option, risk-free interest rate, dividend yield, and expected volatility. In adopting SFAS 123R, the Company selected the modified prospective transition method, which requires that compensation expense be recorded prospectively over the remaining vesting period of the options on a straight-line basis using the fair value of options on the date of grant and the assumptions set forth above. Further information concerning the valuation of options and the assumptions used in that valuation is contained in “Note A — Summary of Significant Accounting Policies — Stock-Based Compensation” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for Fiscal 2009 filed on July 30, 2009 (the “2009 Form 10-K”).
     Long-term performance share awards payable in common shares are initially valued using the grant date price per common share based on the target award, and a compensation expense is recorded prospectively over the performance period on a straight-line basis. This amount is then adjusted on a quarterly basis based upon an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.
     Long-term cash performance awards are initially valued at the target level, and a compensation expense is recorded prospectively over the performance period on a straight-line basis. This amount is then adjusted on a quarterly basis based on an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.
     Deferred Profit Sharing Plan
     The NEOs participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “DPSP”), together with most other full-time, non-union employees of the Company. The DPSP is a 401(k) plan and is the Company’s primary retirement plan. Contributions made by the Company to participant accounts under the DPSP are generally based on 3% of eligible compensation which include includes base salaries, profit sharing, bonus and performance bonus payments, overtime and commissions, up to the maximum limit set by the Internal Revenue Service (“IRS”) from year to year ($245,000 for calendar 2009). In addition, the NEOs and other participants in the DPSP may elect to make voluntary contributions up to set IRS limits. These voluntary contributions are generally matched by Company contributions of 50% of the first 4% of eligible compensation contributed by the participant, although, due to economic conditions, the Company has suspended making matching contributions effective June 1, 2009. Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability.
     Non-Qualified Deferred Compensation
     The NEOs and other highly compensated employees are eligible to elect to participate in the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (the “2005 NQ Plan”). The 2005 NQ Plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available only to select highly compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.
     Under the 2005 NQ Plan, executive officers of the Company may defer the payment of up to 50% of their base salary, bonus and/or short-term cash incentive bonus awards. Amounts so deferred are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to the participants’ accounts in the 2005 NQ Plan. In recent years, the Company has made Company contributions in order to provide the same percentage of retirement-related deferred compensation to executives compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under the DPSP. For the 2008 calendar year, the Company made contributions to the 2005 NQ Plan for participants equal to (i) 3% of an executive’s Annual Compensation in excess of the IRS maximum; and (ii) a matching contribution of 50% of the first 4% of Annual Compensation contributed by the executive to a Company retirement plan to the extent not matched by the Company under the DPSP. Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee (4.63% for Fiscal 2009), or (c) returns on any funds available for investment under the DPSP. Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or installment payments, all as chosen by the participant at the time the deferral is elected. The Compensation Committee may permit hardship withdrawals from a participant’s accounts under defined guidelines. In the event of a defined change in control, the participants’ accounts under the 2005 NQ Plan will generally be paid out as of the date of the change in control.
     Contributions or deferrals for the period before January 1, 2005, are maintained under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (the “2000 NQ Plan”). Contributions and deferrals for periods on or after January 1, 2005, are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of the then newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans. Among other things, the provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid. The 2005 NQ Plan and the 2000 NQ Plan are collectively referred to as the “Employee Deferral Plans.”
     Perquisites
     The Company makes club memberships available to NEOs and other executives because it believes that such memberships can be useful for business entertainment purposes. In 2007, the Company elected to no longer provide executives with leased Company vehicles and generally eliminated leased Company vehicles for all employees unless a substantial portion of their business time involved travel, as is the case with outside sales people.
     For security reasons, the CEO is encouraged to use Company airplanes for personal travel and the CEO reimburses the Company in an amount that approximates the incremental costs to the Company associated with those flights. Other NEOs who use the Company airplanes for personal use are charged an amount equal to the SIFL rate set forth in the regulations promulgated by the United States Department of the Treasury (“Treasury Regulations”), which is generally less than the Company’s incremental costs.
     Other Company Benefits
     The Company provides employees, including the NEOs, a variety of employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, and the DPSP noted above. These benefits are generally provided to employees on a Company-wide basis.
Change in Control
     The Company’s stock option plans generally provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all options then outstanding will become fully vested and exercisable as of the date of the change in control. In addition, the Compensation Committee may allow the optionee to elect, during the 60-day period from and after the change in control, to surrender the options or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
     For purposes of the Company’s stock option plans (the 1997 LTIP and the Amended and Restated 2003 Stock Option Plan), a change in control will be deemed to have occurred when any person, alone or together with its affiliates or associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of the Company’s outstanding common shares, unless such person is: (a) the Company; (b) any employee benefit plan of the Company or a trustee of or fiduciary with respect to any such plan when acting in that capacity; or (c) any person who, on the date the applicable plan became effective, was an affiliate of the Company owning in excess of 10% of the Company’s outstanding common shares and the respective successors, executors, legal representatives, heirs and legal assigns of such person (an “Acquiring Person Event”). In addition, in the case of options granted under the Amended and Restated 2003 Stock Option Plan, a change in control will also be deemed to have occurred if there is a change in the composition of the Board with the effect that a majority of the directors are not “continuing directors” (as defined in the Amended and Restated 2003 Stock Option Plan).

     If a change in control had occurred on May 31, 2009, the value of the unvested options which would have vested upon the change in control (based upon (a) the difference, if any, between (i) the closing market price of the Company’s common shares on May 29, 2009, the last business day of Fiscal 2009 ($13.99), and (ii) the per share exercise price of each such option, multiplied by (b) the number of common shares subject to the unvested portion of each such option), for each of the NEOs would have totaled:

John P. McConnell	$0
George P. Stoe	$0
B. Andrew Rose	$32,700
Richard G. Welch	$0
Mark A. Russell	$0
Harry A. Goussetis	$0
     All long-term cash performance awards and long-term performance share awards provide that, unless the Board or the Compensation Committee provides otherwise, upon a change in control of the Company, all such awards would be considered earned and payable in full at the maximum amounts and would be immediately settled or distributed.
     For purposes of the 1997 LTIP (under which the long-term cash performance awards and long-term performance share awards have been granted), a change in control will be deemed to have occurred when there is an Acquiring Person Event.
     If a change in control had occurred on May 31, 2009, the aggregate value of the long-term cash performance awards and the long-term performance share awards (based on the May 29, 2009 closing market price of $13.99) which would have been paid to each of the NEOs would have totaled:

John P. McConnell	$7,318,325
George P. Stoe	$4,295,210
B. Andrew Rose	$531,555
Richard G. Welch	$490,418
Mark A. Russell	$2,197,876
Harry A. Goussetis	$1,736,153
     Short-term cash incentive bonus awards provide that if during a performance period, (a) a change in control of the Company (as defined in the relevant plan) occurs and (b) the participant’s employment with the Company terminates on or after the change in control, the participant’s award would be considered earned and payable as of the date of the participant’s termination of employment in the amount designated as “Target” for such award and would be settled or distributed following the date of the participant’s termination of employment. The target amounts for the short-term cash incentive bonus awards granted to the NEOs for the 12-month performance period ended May 31, 2009, are shown in the “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement.
     Under the Employee Deferral Plans, participants’ accounts will generally be paid out as of the date of the change in control. See the “Non-Qualified Deferred Compensation for Fiscal 2009” table on page 45 of this Proxy Statement for further information.
     The Compensation Committee believes that these change in control provisions are appropriate and well within market norms, particularly because the Company has no formal employment contracts or other formal change in control provisions relative to the NEOs or other executives.

Tax Deductibility
     Section 162(m) of the Internal Revenue Code generally limits the deduction that the Company may take for certain remuneration paid in excess of $1,000,000 to any “covered employee” of the Company in any one taxable year. Currently, Section 162(m) of the Internal Revenue Code only applies to the Company’s CEO as well as the three other highest compensated officers of the Company (not including the Company’s Chief Financial Officer). Compensation which qualifies as “qualified performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the related Treasury Regulations will not be taken into account in determining whether this $1,000,000 deduction limitation has been exceeded. Awards granted under the Company’s stock option plans generally qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to tailor the long-term incentive programs under the 1997 LTIP and the short-term cash incentive bonus awards granted to executive officers to so qualify. The Compensation Committee believes that the annual cash incentive bonus awards granted for Fiscal 2010 under the Annual Incentive Plan as well as the long-term cash performance awards and long-term performance share awards granted for the three-year period ending May 31, 2012, under the 1997 LTIP will qualify for the “qualified performance-based compensation” exemption under Section 162(m. Please see the description of these awards under the captions “Annual Cash Incentive Bonus Awards Granted in Fiscal 2010” beginning on page 46 of this Proxy Statement and “Long-Term Performance Awards and Option Awards Granted in Fiscal 2010” beginning on page 46 of this Proxy Statement.
     The Compensation Committee intends to continue to examine the best method to pay incentive compensation to executive officers, which will include consideration of the application of Section 162(m) of the Internal Revenue Code. In all cases, whether or not some portion of a covered employee’s compensation is tax deductible, the Compensation Committee will continue to carefully consider the net cost and value to the Company of its compensation policies.
Compensation Committee Report
     The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement and discussed CD&A with management.
     Based upon such review and discussion, the Compensation Committee recommended to the full Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the 2009 Form 10-K.
     The foregoing report is provided by the Compensation Committee of the Board:
Compensation Committee
John B. Blystone, Chair
Michael J. Endres
Peter Karmanos, Jr.
John R. Kasich

Fiscal 2009 Summary Compensation Table
     The following table lists, for each of Fiscal 2009, Fiscal 2008 and Fiscal 2007, the compensation of the Company’s CEO, all individuals who served as the Company’s Chief Financial Officer (“CFO”) during Fiscal 2009, and the Company’s three other most highly compensated executive officers during Fiscal 2009 (the “NEOs”).
Fiscal 2009 Summary Compensation Table

						Non-Equity Incentive Plan		Change in
						Compensation		Pension
						Short-Term / Long-Term		Value and
						Short-Term	3-year	Nonqualified
						Incentive	Perfor-	Deferred	All Other
				Stock	Option	Bonus	mance	Compensation	Compen-
Name and	Fiscal	Salary	Bonus ($)	Awards	Awards	Award	Award	Earnings	sation
Principal Position	Year	($)(1)	(1)(2)	($) (3)	($) (4)	($) (1)(5)	($) (6)	($) (7)	($) (8)	Total ($)
John P. McConnell,
Chairman of the	2009	600,000	-0-	(165,000)	676,487	-0-	-0-	3,234	64,510	1,179,231
Board and Chief	2008	550,000	18,200	165,000	621,203	781,626	-0-	3,396	37,274	2,176,699
Executive Officer	2007	550,000	54,000	-0-	593,570	456,190	750,000	1,560	61,054	2,466,374
George P. Stoe,	2009	550,000	-0-	(74,250)	236,990	-0-	-0-	-0-	72,752	785,492
President and Chief	2008	428,269	180,600	74,250	193,875	508,950	29,167	-0-	54,835	1,469,946
Operating Officer	2007	340,000	523,000	-0-	136,620	-0-	328,657	-0-	87,519	1,415,796
B. Andrew Rose, Vice President and Chief Financial Officer (9)	2009	175,000	50,000	29,525	8,355	-0-	-0-	-0-	69,955	332,835
Richard G. Welch, Former Interim Chief Financial Officer(10)	2009	225,000	-0-	(8,250)	48,959	-0-	-0-	-0-	18,338	284,047
John S. Christie,
Former President	2009	133,336	-0-	(68,750)	214,220	-0-	-0-	15,060	-0-	293,866
and Chief Financial	2008	397,823	132,344	68,750	249,895	396,809	-0-	18,483	37,099	1,301,203
Officer (11)	2007	350,000	483,487	-0-	242,440	-0-	300,000	8,739	84,787	1,469,453
Mark A. Russell,
President, The	2009	385,000	-0-	(20,625)	196,875	-0-	-0-	-0-	35,824	597,074
Worthington Steel	2008	302,370	263,551	20,625	162,770	305,506	-0-	-0-	-0-	1,059,911
Company	2007	70,622	166,132	-0-	124,600	-0-	-0-	-0-	-0-	361,354
Harry A. Goussetis,
President,
Worthington	2009	307,000	-0-	(76,319)	119,566	205,308	-0-	-0-	41,907	597,462
Cylinder	2008	234,423	168,750	57,441	105,668	206,067	120,833	-0-	42,843	945,025
Corporation	2007	165,000	425,000	18,878	96,960	-0-	151,550	-0-	62,973	920,361

(1)	The amounts shown in these columns include that portion of salaries, bonuses and short-term incentive bonus awards the NEOs elected to defer pursuant to the DPSP or the 2005 NQ Plan. Amounts deferred to the 2005 NQ Plan are shown in the “Non-Qualified Deferred Compensation for Fiscal 2009” table beginning on page 45 of this Proxy Statement.

(2)	The amounts shown in this column for Fiscal 2007 and Fiscal 2008 include the amount of bonuses paid to the NEOs with respect to Fiscal 2007 and the first six months of Fiscal 2008, respectively, under the Old Bonus Plan which is described under the caption “Compensation Discussion and Analysis — Compensation Components — Incentive Compensation — Bonuses” beginning on page 26 of this Proxy Statement. The amount shown for Mr. Rose reflects the guaranteed bonus payment made to Mr. Rose in connection with his appointment as the Company’s CFO, as described under the caption “Compensation Discussion and Analysis — Appointment of New CFO” on page 25 of this Proxy Statement.

(3)	The amounts shown in this column represent the dollar amount associated with the NEOs performance share awards for the three-year performance periods ending May 31, 2011, 2010 and 2009 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively, in accordance with SFAS 123R. For Fiscal 2009, the amounts shown in this column also include the reversal of amounts previously recognized by the Company for financial statement reporting purposes in connection with its determination that achievement of performance share awards granted to the NEOs for the three-year performance period ending May 31, 2008 was no longer probable based on the Company’s performance during Fiscal 2009. For Mr. Rose, the amount also includes the dollar amount recognized by the Company for financial statement reporting purposes with respect to a restricted share award granted in Fiscal 2009. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of these performance share awards and do not correspond to the actual values that will be received by the NEOs. The performance measures associated with the performance share awards are described under the caption “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” beginning on page 28 of this Proxy Statement. The “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement provides information on performance share awards granted in Fiscal 2009, as well as the restricted shares granted to Mr. Rose in Fiscal 2009.

(4)	The amounts shown in this column represent the dollar amount that the Company recognized for financial statement reporting purposes with respect to Fiscal 2009, Fiscal 2008 and Fiscal 2007 for the fair value of options granted to the NEOs in Fiscal 2009, Fiscal 2008 and Fiscal 2007 and prior years (Fiscal 2006, 2005, 2004 and 2003) in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual values that will be received by the NEOs. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s 2009 Form 10-K for assumptions used and additional information regarding the options. The “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement provides information on options granted in Fiscal 2009.

(5)	The amounts in this column include: (i) cash performance awards earned by Mr. McConnell in the aggregate amount of $147,595 for Fiscal 2008 and $456,190 for Fiscal 2007, based on corporate earnings per share performance for each quarter in Fiscal 2007 and the first two quarters of Fiscal 2008; (ii) for each NEO, the short-term cash incentive bonus award payments for the performance period encompassing the last six months of Fiscal 2008 and (iii) for Mr. Goussetis the short-term cash incentive bonus award payment, made to Mr. Goussetis for the six-month performance period ended November 30, 2008, and the twelve-month performance period ended May 31, 2009, as a result of attainment of performance levels by the Company’s Pressure Cylinders business unit. Threshold corporate performance levels were not attained for either the six-month period ended November 30, 2008 or the twelve-month period ended May 31, 2009.

(6)	The amounts shown in this column reflect the cash performance bonus awards earned by the NEO for the three-year performance periods ended May 31, 2008 (for Fiscal 2008) and May 31, 2007 (for Fiscal 2007) as a result of the Company’s achievement of the specified maximum level of cumulative corporate economic value added for the three-year performance period ended May 31, 2007 and, for Mr. Stoe and Mr. Goussetis, for the time each served as President of the Company’s Pressure Cylinders business unit, achievement of the specified maximum level of operating income from the Pressure Cylinders business unit for the three-year performance periods ended May 31, 2008 and May 31, 2007.

(7)	The fixed rate applicable to the Employee Deferral Plans for Fiscal 2009, Fiscal 2008 and Fiscal 2007 exceeded 120% of the corresponding applicable federal long-term rate (the “Applicable Comparative Rate”) by an annual rate equal to 0.91% for Fiscal 2009, 1.08% for Fiscal 2008 and 0.60% for Fiscal 2007. The amounts shown in this column represent the amount by which earnings on accounts of the NEOs in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 0.91% for Fiscal 2009, 1.08% for Fiscal 2008 and 0.60% for Fiscal 2007).

(8)	The following table describes each component of the “All Other Compensation” column for each of Fiscal 2009, Fiscal 2008 and Fiscal 2007. For a description of additional amounts paid or accrued to Mr. Christie for Fiscal 2009 in connection with his retirement, see footnote (11) below.

	Fiscal	401(k) Plan	2005 NQ Plan	Group Term Life	Perquisites
	Year	Contributions (a)	Contributions (b)	Insurance Premium (c)	(d)
John P. McConnell	2009	$12,462	$32,521	$1,530	$17,997
	2008	$10,585	$25,159	$1,530	N/A
	2007	$12,927	$46,308	$1,819	N/A
George P. Stoe	2009	$16,193	$41,015	$1,530	$14,014
	2008	$9,817	$29,302	$1,530	$14,186
	2007	$11,068	$59,237	$1,819	$15,395
B. Andrew Rose	2009	$0	$0	$1,530	$68,425
Richard G. Welch	2009	$11,596	$5,663	$1,079	N/A
John S. Christie	2009	$3,034	$0	$1,530	N/A
	2008	$8,989	$26,580	$1,530	N/A
	2007	$11,273	$60,086	$1,819	N/A
Mark A. Russell	2009	$11,644	$22,650	$1,530	N/A
	2008	$3,559	$0	$1,530	N/A
	2007	$0	$0	$0	N/A
Harry A. Goussetis	2009	$11,635	$17,336	$1,530	$11,406
	2008	$7,888	$19,000	$1,530	$14,425
	2007	$11,696	$23,504	$1,435	$26,338

(a)	The amounts in this column include Company contributions and matching Company contributions made under the DPSP with respect to the applicable fiscal year to the accounts of the NEOs. The DPSP is described under the caption “Compensation Discussion and Analysis — Compensation Components — Deferred Profit Sharing Plan” beginning on page 31 of this Proxy Statement.

(b)	The amounts in this column include Company contributions and matching Company contributions made under the 2005 NQ Plan with respect to the applicable fiscal year to the accounts of the NEOs. See the “Non-Qualified Deferred Compensation for Fiscal 2009” table on page 45 of this Proxy Statement for more information concerning the contributions made by the Company under the 2005 NQ Plan for Fiscal 2009.

(c)	The amounts in this column represent the dollar value of the group term life insurance premiums paid by the Company on behalf of the NEOs during each of Fiscal 2009, Fiscal 2008 and Fiscal 2007.

(d)	Perquisites include dues and similar fees paid by the Company for club memberships used by the NEOs for both business and personal use. Perquisites also include: relocation fees and expenses of approximately $60,000 for Mr. Rose, and personal use of a Company airplane for Messrs. McConnell, Stoe and Goussetis. The column shows N/A when the aggregate value of the perquisites and other personal benefits received by such NEOs for the applicable year was less than $10,000.
(9)	Effective December 1, 2008, Mr. Rose was appointed as the Company’s CFO.

(10)	Effective August 1, 2008, Mr. Welch, the Company’s Corporate Controller, was appointed as the Company’s Interim CFO, a position he held until December 1, 2008, when Mr. Rose, was appointed as the Company’s CFO.

(11)	On May 2, 2008, Mr. Christie, who was then serving as President and CFO of the Company, requested early retirement from the Company. The Company and Mr. Christie agreed that Mr. Christie would retire on July 31, 2008, after the Company’s consolidated financial statements for Fiscal 2008 were completed and the Company’s 2008 Form 10-K was filed with the SEC. In connection with Mr. Christie’s retirement: (a) for the months of June and July 2008, Mr. Christie received $66,668 per month in total cash compensation, and no longer participated in the Company’s normal base salary, bonus and performance bonus programs; (b) Mr. Christie became subject to a covenant not to compete for three years following his retirement; (c) Mr. Christie received an aggregate amount of $800,000 (which approximated Mr. Christie’s average annual cash compensation (base salary and bonus) for the Company’s fiscal years ended May 31, 2006 and 2007) in bi-monthly installments following his retirement, with a final lump sum payment made in March 2009; (d) the Company agreed to pay or waive Mr. Christie’s healthcare premiums under the Company’s employee-paid retiree healthcare program for up to three years; and (e) the normal provisions applicable to retirement applied in determining Mr. Christie’s benefits and rights under the Company’s stock option plans, incentive compensation plans, DPSP, Employee Deferral Plans and other benefit programs.
Grants of Plan-Based Awards
     The following table provides information about the equity and non-equity awards granted to the NEOs in Fiscal 2009. Mr. Christie, who retired from the Company effective July 31, 2008, did not receive any grants of plan-based awards during Fiscal 2009.
Grants of Plan-Based Awards for Fiscal 2009

											All Other
										All	Option
										Other	Awards:
										Stock	Number
										Awards:	of		Grant
							Estimated Future Payouts Under			Number	Common	Exercise or	Date Fair
		Compen-					Equity Incentive Plan Awards (5)			of	Shares	Base Price	Value of
		sation		Estimated Future Payouts Under Non-				Target	Maximum	Shares	Under-	of Option	Stock and
		Committee		Equity Incentive Plan Awards			Threshold (#	(# of	(# of	of Stock	lying	Awards	Option
	Grant	Approval		Threshold	Target	Maximum	of Common	Common	Common	or Units	Options	($/Sh)	Awards
Name	Date	Date		($)	($)	($)	Shares)	Shares)	Shares)	(6)	(7)	(8)	($)(9)
John P. McConnell	07/01/08	06/20/08	(1)	475,000	950,000	1,900,000
	07/01/08	06/20/08					17,500	35,000	70,000
	07/01/08	06/20/08									100,000	20.21	557,000
	06/01/08	08/05/08	(2)	100,000	200,000	400,000
	06/20/08	08/05/08	(3)	300,000	600,000	1,200,000
George P. Stoe	07/01/08	06/20/08	(1)	400,000	800,000	1,600,000
	07/01/08	06/20/08					10,000	20,000	40,000
	07/01/08	06/20/08									60,000	20.21	334,200
	06/01/08	08/05/08	(2)	76,875	153,750	307,500
	06/20/08	08/05/08	(3)	230,625	461,250	922,500

Grants of Plan-Based Awards for Fiscal 2009

											All Other
										All	Option
										Other	Awards:
										Stock	Number
										Awards:	of		Grant
							Estimated Future Payouts Under			Number	Common	Exercise or	Date Fair
		Compen-					Equity Incentive Plan Awards (5)			of	Shares	Base Price	Value of
		sation		Estimated Future Payouts Under Non-				Target	Maximum	Shares	Under-	of Option	Stock and
		Committee		Equity Incentive Plan Awards			Threshold (#	(# of	(# of	of Stock	lying	Awards	Option
	Grant	Approval		Threshold	Target	Maximum	of Common	Common	Common	or Units	Options	($/Sh)	Awards
Name	Date	Date		($)	($)	($)	Shares)	Shares)	Shares)	(6)	(7)	(8)	($)(9)
B. Andrew Rose	12/01/08	11/25/08	(1)	62,500	125,000	250,000
	12/01/08	11/25/08					2,083	4,167	8,333
	12/01/08	11/25/08								5,000		11.81	59,050
	12/01/08	11/25/08									15,000	11.81	83,550
	12/01/08	11/25/08	(4)	37,500	75,000	112,500
	12/01/08	11/25/08					1,050	2,500	3,750
	12/01/08	11/25/08	(3)	62,500	125,000	250,000
Richard G. Welch	07/01/08	06/20/08	(1)	37,500	75,000	150,000
	07/01/08	06/20/08					750	1,500	3,000
	07/01/08	06/20/08									7,500	20.21	41,775
	06/01/08	08/05/08	(2)	20,625	41,250	82,500
	06/20/08	08/05/08	(3)	61,875	123,750	247,500
Mark A. Russell	07/01/08	06/20/08	(1)	175,000	350,000	700,000
	07/01/08	06/20/08					4,000	8,000	16,000
	07/01/08	06/20/08									30,000	20.21	167,100
	06/01/08	08/05/08	(2)	59,375	118,750	237,500
	06/20/08	08/05/08	(3)	178,125	356,250	712,500
Harry A. Goussetis	07/01/08	06/20/08	(1)	125,000	250,000	500,000
	07/01/08	06/20/08					3,250	6,500	13,000
	07/01/08	06/20/08									22,500	20.21	125,325
	06/01/08	08/05/08	(2)	39,125	78,250	156,500
	06/20/08	08/05/08	(3)	117,375	234,750	469,500

(1)	These rows show the potential payouts under cash performance awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2008 to May 31, 2011. Payouts of long-term cash performance awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Goussetis and Mr. Russell, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No cash is paid if none of the three-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the long-term cash performance awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” and — “Long-Term Cash Performance Awards” beginning on pages 28 and 30, respectively, of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement.

(2)	These rows show the potential payouts which could have been earned under short-term cash incentive bonus awards based on achievement of specified levels of performance for the six months ended November 30, 2008. Payouts of these awards were generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added an earning per share for the six-month performance period with each performance measure carrying a 50% weighting. For business unit executive, including Mr. Russell and Mr. Goussetis, the corporate earning per share measure carried a 20% weighting, business unit operating income carried a 30% weighting and business unit economic value added carried a 50% weighting. If the performance level fell between threshold and target or between target and maximum, the award was to be prorated. If threshold levels were not achieved for any performance measure, no payout was to be made. The payout made to Mr. Goussetis in the amount of $67,155 is included in the “Non-Equity Incentive Plan Compensation — Short-Term / Long-Term — Short-Term Incentive Bonus Award” column in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement. No other payouts were earned by the NEOs for the six-month performance period ended November 30, 2008.

(3)	These rows show the potential payouts which could have been earned under short-term cash incentive bonus awards based on achievement of specified levels of performance for the twelve months ended May 31, 2009. Payouts of these awards were generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earning per share for the twelve-month performance period with each performance measure carrying a 50% weighting. For business unit executive, including Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carried a 20% weighting, business unit operating income carried a 30% weighting and business unit economic value added carried a 50% weighting. If the performance level fell between threshold and target or between target and maximum, the award was to be prorated. If threshold levels were not achieved for any performance measure, no payout was to be made. The payout made to Mr. Goussetis in the amount of $138,154 is included in the “Non-Equity Incentive Plan Compensation — Short-Term / Long-Term — Short-Term Incentive Bonus Award” column in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement. No other payouts were earned under these awards by the NEOs for the twelve-month performance period ended May 31, 2009.

(4)	These rows show the potential payouts under cash performance award and performance share awards granted to Mr. Rose under the 1997 LTIP for the three-year performance period from June 1, 2007 to May 31, 2010. Payouts are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. No cash or shares are paid if none of the three-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the long-term cash performance awards and the performance share awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General,” — “Performance Share Awards” and — “Long-Term Cash Performance Awards” beginning on pages 28, 29 and 30, respectively, of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement.

(5)	These columns show the potential payouts under performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2008 to May 31, 2011. Payouts of performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Mr. Goussetis and Mr. Russell, business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No common shares are awarded if none of the three-year financial threshold measures are met. If the performance level falls between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the performance share awards, including those applicable to a change in control, see the discussion under the captions “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement and “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” and — “Performance Share Awards” beginning on pages 28 and 29, respectively, of this Proxy Statement.

(6)	Reflects the number of restricted shares awarded to Mr. Rose under the 1997 LTIP on December 1, 2008 in connection with his appointment as CFO. The restricted shares are held by the Company in an escrow account until they vest (on July 31, 2010) or are forfeited. Mr. Rose possesses all voting rights associated with the restricted shares while they are held in escrow and will be credited with any dividends paid on the restricted shares. The dividends will be distributed with the related restricted shares if they vest, or forfeited if those restricted shares are forfeited.

(7)	All reported options were granted as of July 1, 2008 (except in the case of Mr. Rose, whose options were granted as of December 1, 2008 in connection with his appointment as CFO) under the Worthington Industries, Inc. Amended and Restated 2003 Stock Option Plan (the “2003 Stock Option Plan”) with exercise prices equal to the fair market value of the underlying common shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis — Compensation Components — Options” beginning on page 27 of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement.

(8)	This column shows the grant date fair value computed in accordance with SFAS 123R of the stock and option awards granted to the NEOs in Fiscal 2009. Generally, the grant date fair value of the options is the aggregate amount the Company would include as a compensation expense in its consolidated financial statements over each award’s five-year vesting schedule. The fair value of each option on the grant date was $5.57. The fair value of Mr. Rose’s restricted share award on the grant date was $11.81. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the 2009 Form 10-K for the method (Black-Scholes) used in calculating the fair value of the option awards and Mr. Rose’s restricted shares award and additional information regarding the awards.
Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the outstanding option awards, performance share awards and restricted share awards held by the NEOs as of May 31, 2009. For additional information about these equity awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Compensation,” — “Options,” — “Restricted Share Award,” — “Performance Awards — General” and — “Performance Share Awards” beginning on pages 26, 27, 28, 28 and 29, respectively, of this Proxy Statement.
Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009

					Stock Awards
					No. of
					Shares		Equity
	Option Awards (1)				or		Incentive Plan	Equity Incentive
	No. of				Units	Market	Awards: No. of	Plan Awards:	Equity
	Common	No. of Common			of	Value of	Unearned	Market or Payout	Incentive
	Shares	Shares			Stock	Shares of	Shares, Units	Value of	Plan
	Underlying	Underlying			that	Units of	or Other Rights	Unearned Shares,	Awards:
	Unexercised	Unexercised	Option	Option	Have	Stock	That Have Not	Units or Other	Performance
	Options (#)	Options (#)	Exercise	Expiration	Not	That Have	Vested (#)	Rights That Have	Period
Name	Exercisable	Unexercisable	Price	Date	Vested	Not Vested	(2)	Not Vested (3)	Ending Date
John P. McConnell	63,000	0	$15.00	08/24/2009
	70,000	0	$12.00	05/18/2010
	74,000	0	$9.30	03/29/2011
	200,000	0	$15.15	06/02/2012
	100,000	0	$15.26	06/01/2013
	140,000	35,000 (5)	$19.20	05/31/2014
	120,000	80,000 (6)	$17.01	05/31/2015
	52,000	78,000 (7)	$18.17	05/31/2016
	20,000	80,000 (8)	$22.73	07/01/2017
	0	100,000 (9)	$20.21	06/30/2018
							15,000	209,850	05/31/2010
							17,500	244,825	05/31/2011

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009

						Stock Awards
						No. of
						Shares		Equity
	Option Awards (1)					or		Incentive Plan	Equity Incentive
	No. of					Units	Market	Awards: No. of	Plan Awards:	Equity
	Common	No. of Common				of	Value of	Unearned	Market or Payout	Incentive
	Shares	Shares				Stock	Shares of	Shares, Units	Value of	Plan
	Underlying	Underlying				that	Units of	or Other Rights	Unearned Shares,	Awards:
	Unexercised	Unexercised		Option	Option	Have	Stock	That Have Not	Units or Other	Performance
	Options (#)	Options (#)		Exercise	Expiration	Not	That Have	Vested (#)	Rights That Have	Period
Name	Exercisable	Unexercisable		Price	Date	Vested	Not Vested	(2)	Not Vested (3)	Ending Date
George P. Stoe	40,000	0		$15.26	06/01/2013
	32,000	8,000	(5)	$19.20	05/31/2014
	24,000	16,000	(6)	$17.01	05/31/2015
	18,000	27,000	(7)	$18.17	05/31/2016
	9,000	36,000	(8)	$22.73	07/01/2017
	0	60,000	(8)	$20.21	06/30/2018
								6,750	94,433	05/31/2010
								10,000	139,900	05/31/2011

B. Andrew Rose	0	15,000	(10)	$11.81	11/30/2018	5,000	$59,050
								1,250	17,488	05/31/2010
								2,084	29,148	05/31/2011

Richard G. Welch	2,000	0		$15.26	06/01/2013
	3,000	3,000	(5)	$19.20	05/31/2014
	2,000	4,000	(6)	$17.01	05/31/2015
	2,000	6,000	(7)	$18.17	05/31/2016
	1,500	6,000	(8)	$22.73	07/01/2017
	0	7,500	(9)	$20.21	06/30/2018
								750	10,493	05/31/2010
								750	10,493	05/31/2011

John S. Christie (4)	37,000	0		$15.00	07/30/2009
	45,000	0		$15.15	07/30/2009
	65,000	0		$15.26	07/30/2009
	56,000	0		$19.20	07/30/2011
	36,000	0		$17.01	07/30/2011
	18,000	0		$18.17	07/30/2011
	9,000	0		$22.73	07/30/2011

Mark A. Russell	40,000	60,000	(11)	$18.41	02/11/2017
	6,000	24,000	(8)	$22.73	07/01/2017
	0	30,000	(9)	$20.21	06/30/2018
								3,750	52,463	05/31/2010
								4,000	55,960	05/31/2011

Harry A. Goussetis	14,000	0		$15.15	06/02/2012
	20,000	0		$15.26	06/01/2013
	16,000	4,000	(5)	$19.20	05/31/2014
	12,000	18,000	(6)	$17.01	05/31/2015
	12,000	18,000	(7)	$18.17	05/31/2016
	4,500	18,000	(8)	$22.73	07/01/2017
	0	22,500	(9)	$20.21	06/30/2018
								3,250	45,468	05/31/2010
								3,250	45,468	05/31/2011

(1)	All options outstanding as of May 31, 2009 were granted under the 1997 LTIP or the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying common shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date for the first five years. In the event of a change in control of the Company (as defined in each of the plans), unless the Board or the Compensation Committee explicitly provides otherwise, all options outstanding immediately before the date of such a change in control will become fully vested and exercisable. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the optionee or, in the event of death, by his beneficiary, until the earlier of the fixed expiration date, as stated in the option award agreement, or either 12 or 36 months, depending on the option, after the last day of employment due to retirement, death or disability. Should termination occur for any reason other than retirement, death or disability, the unexercised options will be forfeited.

(2)	The amounts shown in this column assume that the performance share awards granted for each of the three-year periods ending May 31, 2010 and May 31, 2011 will be earned at the threshold amount based upon achieving the specified performance levels. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards for Fiscal 2009” table on pages 38 and 39 of this Proxy Statement for the threshold, target and maximum performance share amounts that may be received for the performance period ending May 31, 2011.

(3)	The amounts shown in this column are calculated assuming that the related performance share awards for each of the three-year periods ending May 31, 2010 and May 31, 2011 will be earned at the threshold amount based upon achieving the specified performance levels and multiplying such amount by the closing price of the common shares ($13.99) on May 29, 2009, the last business day of Fiscal 2009.

(4)	Mr. Christie retired effective July 31, 2008. In connection with his retirement, all unvested options were cancelled and all vested options remained exercisable by Mr. Christie pursuant to the terms of the respective plan under which they were granted.

(5)	Unexercisable options vested on June 1, 2009.

(6)	Unexercisable options vested 50% on June 1, 2009 and will vest 50% on June 1, 2010.

(7)	Unexercisable options vested 33.33% on June 1, 2009 and will vest 33.33% on June 1, 2010, and 33.33% on June 1, 2011.

(8)	Unexercisable options vested 25% on July 2, 2009 and will vest 25% on July 2, 2010, 25% on July 2, 2011, and 25% on July 2, 1012

(9)	Unexercisable options vested 20% on July 1, 2009 and will vest 20% on July 1, 2010, 20% on July 1, 2011, 20% on July 1, 2012, and 20% on July 1, 2013.

(10)	Unexercisable options will vest 20% on December 1, 2009, 20% on December 1, 2010, 20% on December 1, 2011, 20% on December 1, 2012, and 20% of December 1, 2013.

(11)	Unexercisable options will vest 33.33% on February 12, 2010, 33.33% on February 12, 2011, and 33.33% on February 12, 2012.
Option Exercises and Stock Vested
     The following table sets forth information about options exercised by the NEOs in Fiscal 2009, including the number of common shares acquired upon exercise and the value realized. No stock awards held by the NEOs vested in Fiscal 2009.
Option Exercises and Stock Vested for Fiscal 2009

	Option Awards
	Number of Common Shares
Name	Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
John P. McConnell
George P. Stoe
B. Andrew Rose
Richard G. Welch
John S. Christie	153,500	430,819
Mark A. Russell
Harry A. Goussetis

(1)	The value realized by Mr. Christie upon exercise of options is calculated based on the difference between the market price of the Company’s common shares at exercise and the exercise price of each option exercised, multiplied by the number of common shares acquired upon exercise, and does not necessarily indicate that Mr. Christie sold such common shares.
Non-Qualified Deferred Compensation
     As discussed above in “Compensation Discussion and Analysis — Compensation Components — Non-Qualified Deferred Compensation” beginning on page 31 of this Proxy Statement, the Company maintains two Employee Deferral Plans which provide for the deferral of compensation on a basis that is not tax-qualified — the 2000 NQ Plan and the 2005 NQ Plan. Contributions and deferrals for the period from March 1, 2000 to January 1, 2005 are maintained under the 2000 NQ Plan. Contributions and deferrals for periods on or after January 1, 2005 are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code. The terms of the 2005 NQ Plan, which are discussed below, are similar to those of the 2000 NQ Plan but are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid. The Employee Deferral Plans are intended to supplement the 401(k) plans sponsored by the Company.
     Only select highly compensated employees of the Company, including the NEOs, are eligible to participate in the Employee Deferral Plans. As of July 15, 2009, approximately 114 employees of the Company were eligible to participate in the 2005 NQ Plan and 83 employees of the Company had accounts in the 2000 NQ Plan.
     Under the 2005 NQ Plan, participants may defer the payment of up to 50% of their base salary, bonus and/or short-term cash incentive bonus awards. Deferred amounts are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to participants’ accounts in the 2005 NQ Plan. For the 2008 calendar year, in order to provide the same percentage of retirement-related deferred compensation contributions to participants compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under tax-qualified plans, the Company made contributions to participants’ accounts under the 2005 NQ Plan equal to (i) 3% of a participant’s annual compensation (base salary plus bonus) in excess of the IRS maximum and (ii) a matching contribution of 50% of the first 4% of annual compensation contributed by the participant to a Company retirement plan to the extent not matched by the Company under the DPSP.
     Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee (5.76% for Fiscal 2009), or (c) returns on any funds available for investment under the DPSP.
     Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or, subject to the timing requirements of Section 409A of the Internal Revenue Code, when the participant is no longer employed by the Company, either in a lump sum or in installment payments, all as chosen by the participant at the time the deferral election is made. The Compensation Committee may permit hardship withdrawals from a participant’s account under the 2005 NQ Plan in accordance with defined guidelines. In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by three-fourths of the members of the Board.

     The following table provides information concerning the participation by the NEOs in the Employee Deferral Plans for Fiscal 2009.
Non-Qualified Deferred Compensation for Fiscal 2009

		Executive	Company	Aggregate Earnings	Aggregate	Aggregate Balance
		Contributions in	Contributions in	in	Withdrawals/	at
Name	Name of Plan	Fiscal 2009 ($) (1)	Fiscal 2009 ($)(2)	Fiscal 2009 ($) (3)	Distributions ($)	May 31, 2009 ($)(4)
John P. McConnell	2000 NQ Plan	-0-	-0-	15,699	-0-	281,372
	2005 NQ Plan	-0-	32,521	4,772	-0-	113,850
George P. Stoe	2000 NQ Plan	-0-	-0-	(4,737)	-0-	20,603
	2005 NQ Plan	388,013	41,015	(260,665)	-0-	1,391,526
B. Andrew Rose	2000 NQ Plan	-0-	-0-	-0-	-0-	-0-
	2005 NQ Plan	-0-	-0-	-0-	-0-	-0-
Richard G. Welch	2000 NQ Plan	-0-	-0-	(6,086)	10,231	-0-
	2005 NQ Plan	12,077	5,663	(18,093)	32,862	6,450
John S. Christie	2000 NQ Plan	-0-	-0-	49,462	457,586	936,897
	2005 NQ Plan	39,681	-0-	26,023	367,424	194,060
Mark A. Russell	2000 NQ Plan	-0-	-0-	-0-	-0-	-0-
	2005 NQ Plan	191,634	22,650	13,204	-0-	310,526
Harry A. Goussetis	2000 NQ Plan	-0-	-0-	(8,545)	-0-	24,518
	2005 NQ Plan	12,364	17,336	(17,254)	-0-	97,064

(1)	The amounts in this column reflect contributions to the 2005 NQ Plan during Fiscal 2009 as a result of deferrals of salary, bonuses and/or short-term cash incentive bonus awards which would otherwise have been paid to the NEO. These amounts are also included in the “Salary,” “Bonus” or “Short-Term Incentive Bonus Award” columns, respectively, for Fiscal 2009 in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement.

(2)	These contributions are also included in the “All Other Compensation” column for Fiscal 2009 in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement.

(3)	The amounts included for Fiscal 2009 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement represent the amount by which earnings in Fiscal 2009 on the accounts of the NEOs in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparable Rate ($3,234 for Mr. McConnell and $15,060 for Mr. Christie).

(4)	Of the amounts shown in this column, the following amounts have been previously reported as compensation in two Summary Compensation Tables of the Company’s proxy statements for the 2007 Annual Meeting of Shareholders or the 2008 Annual Meeting of Shareholders: Mr. McConnell ($4,956) and Mr. Christie ($27,222).
Annual Cash Incentive Bonus Awards Granted In Fiscal 2010
     The following supplemental table sets forth the annual cash incentive bonus awards granted to the NEOs (other than Mr. Christie, who retired effective July 31, 2008, and Mr. Welch, whose service as Interim CFO ended on December 1, 2008) under the Annual Incentive Plan in Fiscal 2010 through the date of this Proxy Statement.

Annual Cash Incentive Bonus Awards Granted in Fiscal 2010

	Annual Cash Incentive Bonus Awards for
	Twelve-Month Performance Period Ending May 31, 2010 (1)
Name	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	400,000	800,000	1,600,000
George P. Stoe	307,500	615,000	1,230,000
B. Andrew Rose	125,000	250,000	500,000
Mark A. Russell	237,500	475,000	950,000
Harry A. Goussetis	156,500	313,000	626,000

(1)	Payouts of these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share (in each case excluding restructuring charges and non-recurring items) for the twelve-month performance period with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Russell and Mr. Goussetis, the corporate earnings per share measure carries a 20% weighting, business unit operating income carries a 30% weighting, and business unit economic value added carries a 50% weighting. If the performance level falls between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid. Annual cash incentive bonus award payouts will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company, (followed by termination of the participant’s employment during the relevant performance period) all annual cash incentive bonus awards would be considered to be earned at target, payable in full, and immediately settled or distributed.
Long-Term Performance Awards and Option Awards Granted in Fiscal 2010
     The following supplemental table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the three-year period ending May 31, 2012 and the option awards granted to the NEOs (other than Mr. Christie, who retired effective July 31, 2008, and Mr. Welch, whose service as Interim CFO ended on December 1, 2008) in Fiscal 2010 through the date of this Proxy Statement.
Long-Term Performance Awards and Option Awards Granted in Fiscal 2010

							Option
							Awards:
							Number of
	Cash Performance Awards for Three-Year			Performance Share Awards for Three-Year Period			Common	Exercise or
	Period Ending May 31, 2012 (1)			Ending May 31, 2012 (1)			Shares	Base Price
				Threshold	Target	Maximum	Underlying	of Option
	Threshold	Target	Maximum	(# of Common	(# of Common	(# of Common	Options	Awards
Name	($)	($)	($)	Shares)	Shares)	Shares)	(2)	($/Sh) (2)
John P. McConnell	475,000	950,000	1,900,000	27,500	55,000	110,000	150,000	$13.25
George P. Stoe	400,000	800,000	1,600,000	12,500	25,000	50,000	80,000	$13.25
B. Andrew Rose	112,500	225,000	450,000	6,000	12,000	24,000	40,000	$13.25
Mark A. Russell	175,000	350,000	700,000	5,500	11,000	22,000	40,000	$13.25
Harry A. Goussetis	137,500	275,000	550,000	4,500	9,000	18,000	35,000	$13.25

(1)	These columns show the potential payouts under the cash performance awards and the performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2009 to May 31, 2012. Payouts of cash performance awards and performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Goussetis and Mr. Russell, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No awards are paid or distributed if none of the three-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. For further information on the terms of the cash performance awards and the performance share awards, see the discussion under the captions “Compensation Discussion and Analysis — Compensation Components — Performance Awards — General” — “Performance Share Awards” and “Long-Term Cash Performance Awards” beginning on pages 28, 29 and 30, respectively, of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement.

(2)	All options were granted effective as of July 16, 2009 under the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying common shares on the date of grant. The options become exercisable over five years in increments of 20% per year on each anniversary of their grant date. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis — Compensation Components — Options” beginning on page 27 of this Proxy Statement. For information on the effect of a change in control, see the discussion under the caption “Compensation Discussion and Analysis — Change in Control” beginning on page 32 of this Proxy Statement.
COMPENSATION OF DIRECTORS
     The Compensation Committee annually reviews, with the assistance of its compensation consultant, Towers Perrin, certain market information provided by the consultant concerning compensation (both cash and non-cash) paid to directors. Based upon such information, the Company’s past practices concerning directors’ compensation and such other information as the Compensation Committee deems appropriate, the Compensation Committee makes recommendations to the Board with respect to directors’ compensation. Following consideration of such recommendations, the compensation payable to the directors is set by the entire Board.
     Although the information provided to the Compensation Committee by the compensation consultant in Fiscal 2008 showed that director compensation was below the median level of the Company’s comparator group, the Board elected not to increase either the cash portion or the equity portion of director compensation for Fiscal 2008. Information provided by the compensation consultant for Fiscal 2009 indicated that director compensation (both the cash portion and the equity portion) continued to be below the market median level of the Company’s comparator group. For Fiscal 2009, upon the recommendation of the Compensation Committee, the Board increased the number of shares covered by options and restricted stock awards in the equity portion of director compensation but elected to leave the cash portion unchanged.
Cash Compensation
     The following table sets forth the cash compensation payable to the Company’s non-employee directors for Fiscal 2009. Directors who are employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees. All directors are reimbursed for out-of-pocket expenses incurred in connection with serving as directors, including travel expenses.

Annual Retainer	$45,000
Lead Independent Director Annual Retainer	$25,000
Attendance at a Board Meeting (including telephonic meetings)	$1,500
Audit Committee Chair Annual Retainer	$10,000
Committee Chair (other than Audit) Annual Retainer	$7,500
Attendance at a Board Committee Meeting (including telephonic meetings)	$1,500
Director Deferral Plans
     Under the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan for Directors (Restatement effective as of December 2008) (the “Director Deferral Plans”), non-employee directors are able to defer payment of all or a portion of their directors’ fees until a specified date or until they are no longer associated with the Company. Any fees deferred are credited to the director’s account at the time the fees would have otherwise been paid. Participants in the Director Deferral Plans may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s common shares with dividends reinvested, (b) a fixed rate (5.76% for Fiscal 2009) which is set annually by the Compensation Committee, or (c) rates of return on any of the funds available for investment under the DPSP. The Director Deferral Plans are administered by the Compensation Committee. All accounts are fully vested. The Compensation Committee may permit hardship withdrawals from a participant’s account under defined guidelines. In the event of a defined change in control, participants’ accounts under the Director Deferral Plans will be accelerated and paid out as of the date of change in control. The Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated effective June 1, 2000 (the “Directors 2000 NQ Plan”) governs deferrals prior to January 1, 2005. Deferrals with respect to the period on or after January 1, 2005 are governed by the Directors Deferral Plans which was adopted in order to comply with new requirements imposed by Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans. The Directors Deferral Plans are generally more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.
Equity Grants
     Under the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”), the Board may grant non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and whole common shares to non-employee directors of the Company. Awards under the 2006 Directors Equity Plan are made by the Board in its discretion.
     On September 24, 2008, each individual then serving as a non-employee director (other than Mr. Blystone) was granted: (a) an option to purchase 8,200 common shares, with an exercise price equal to the fair market value of the common shares on the grant date ($17.11); and (b) an award of 2,100 restricted shares. As Lead Independent Director, Mr. Blystone was granted on September 24, 2008: (a) an option to purchase 12,300 common shares, with an exercise price equal to the fair market value of the common shares on the grant date ($17.11); and (b) an award of 3,150 restricted shares.
     Each option granted to the non-employee directors has a ten-year term and becomes vested and fully exercisable on September 24, 2009. Upon a business combination or change in control (as defined in the 2006 Directors Equity Plan), each option will become vested and fully exercisable. Vesting of an option also accelerates upon death, total disability or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board. If a non-employee director becomes totally disabled or dies while serving on the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of the occurrence to exercise any vested options, subject to the stated term of the options. In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement, subject to the stated term of the options. If a non-employee director ceases to be a member of the Board for cause (as defined in the

2006 Directors Equity Plan), all options terminate immediately. If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s vested options may be exercised for a period of one year following the date of termination of service, subject to the stated term of the options, and any unvested options will be forfeited as of the date of termination of service.
     Each restricted share granted to the non-employee directors on September 24, 2008 vests on September 24, 2009. Upon a business combination or change in control, all restricted shares will become fully vested. In the case of death, total disability or retirement, all restricted shares will also immediately become fully vested. If a non-employee director’s service on the Board terminates for any other reason, unvested restricted shares will be forfeited. During the time between the grant date and the vesting date, a non-employee director may exercise full voting rights in respect of the restricted shares and will be credited with any dividends paid on the restricted shares (which dividends will be distributed with the restricted shares if they vest, or forfeited if the restricted shares are forfeited).
     The Board has taken action providing that each individual then serving as a non-employee director will be granted: (a) an option to purchase 9,750 common shares (14,625 for Mr. Blystone to reflect his position as Lead Independent Director), with an exercise price equal to the fair market value of the common shares on the grant date and with terms identical to the terms of the options granted on September 24, 2008; and (b) an award of 2,900 restricted shares (4,350 for Mr. Blystone to reflect his position as Lead Independent Director), with terms which would be the same as those applicable to the restricted shares awarded on September 24, 2008. Each option granted to the non-employee directors immediately following the Annual Meeting will become vested and fully exercisable on the first to occur of September 30, 2010 or the date of the annual meeting of shareholders in 2010. Similarly, each restricted share granted to the non-employee directors immediately following the Annual Meeting will vest on the first to occur of September 30, 2010 or the date of the annual meeting of shareholders in 2010.
Director Compensation for Fiscal 2009
     The following table sets forth information concerning the compensation earned by the Company’s non-employee directors during Fiscal 2009.
Director Compensation for Fiscal 2009(1)

				Change in Pension Value
	Fees Earned	Stock	Option	and Nonqualified
	or Paid in	Awards	Awards	Deferred Compensation
Name	Cash ($)(2)	($) (3)	($) (4)	Earnings (5)	Total ($)
John B. Blystone (6)	97,000	76,706	90,784	-0-	264,490
William S. Dietrich, II	58,500	49,811	60,523	-0-	168,834
Michael J. Endres	72,000	49,811	60,523	-0-	182,334
Peter Karmanos, Jr.	73,500	49,811	60,523	-0-	183,834
John R. Kasich	66,000	49,811	60,523	-0-	176,334
Carl A. Nelson	74,500	49,811	60,523	-0-	184,834
Sidney A. Ribeau	57,000	49,811	60,523	2,730	170,064
Mary Schiavo	66,000	49,811	60,523	5,340	181,674

(1)	John P. McConnell, the Company’s Chairman of the Board and CEO, and John S. Christie, the former President and CFO of the Company, are not included in this table because they were employees of the Company during Fiscal 2009 and received no additional compensation for their services as directors. The compensation received by Messrs. McConnell and Christie as employees of the Company is shown in the “Fiscal 2009 Summary Compensation Table” on page 35 of this Proxy Statement.

(2)	Represents cash earned in Fiscal 2009 for annual retainer fees and Board and Board committee meeting fees in accordance with the cash compensation program discussed under the caption “Compensation of Directors — Cash Compensation” beginning on page 47 of this Proxy Statement.

(3)	The amounts shown in this column represent the dollar amount associated with the restricted share awards granted to the non-employee directors during Fiscal 2008 and Fiscal 2009 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2009 in accordance with SFAS 123R. These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. These amounts reflect the Company’s accounting expense for the fair value of the restricted share awards and do not correspond to the actual values that will be recognized by the non-employee directors. See “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8 — Financial Statements and Supplementary Data” of the Company’s 2009 Form 10-K for assumptions used and additional information regarding the restricted stock awards. For financial statement reporting purposes, the restricted shares are valued at the closing market price of the common shares on the date of grant. Accordingly, the restricted stock awards granted to the non-employee directors on September 24, 2008 (which were the only restricted share awards granted during, and outstanding at the end of Fiscal 2009) covering 2,100 common shares (3,150 for Mr. Blystone) had a grant date fair value of $17.11 per share (the closing price of the common shares on that date), computed in accordance with SFAS 123R.

(4)	The amounts shown in this column represent the dollar amount associated with the options granted to the non-employee directors in Fiscal 2008 and Fiscal 2009 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2009 in accordance with SFAS 123R. These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. These amounts reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual values that will be recognized by the non-employee directors. See “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. — Financial Statements and Supplementary Data” of the Company’s 2009 Form 10-K for the valuation method and assumptions used and additional information regarding the options. The grant date fair value of the options granted to the non-employee directors on September 24, 2008 was $45,674 covering 8,200 common shares ($68,511 covering 12,300 common shares for Mr. Blystone), computed in accordance with SFAS 123R. The outstanding options held by the non-employee directors at the end of Fiscal 2009 covered the following number of common shares: Mr. Blystone — 25,000 common shares; Mr. Dietrich — 22,000 common shares; Mr. Endres — 30,000 common shares; Mr. Karmanos — 30,000 common shares; Mr. Kasich — 30,000 common shares; Mr. Nelson — 19,000 common shares; Mr. Ribeau — 26,000 common shares; and Ms. Schiavo — 30,000 common shares.

(5)	The fixed rate applicable to the Director Deferral Plans for Fiscal 2009 exceeded the Applicable Comparative Rate by an amount equal to 0.91%. The amounts shown in this column represent the amount by which earnings on accounts of the named directors in the Director Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 0.91%).

(6)	Mr. Blystone is the Company’s Lead Independent Director.

EQUITY COMPENSATION PLAN INFORMATION
     The Company maintains five equity compensation plans (the “Equity Plans”) under which common shares are authorized for issuance to eligible directors, officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the Worthington Industries, Inc. Amended and Restated 2000 Stock Option Plan for Non-Employee Directors (Restatement effective as of November 1, 2008) (the “2000 Directors Option Plan”); (d) the 2003 Stock Option Plan; and (e) the 2006 Directors Equity Plan. Each Equity Plan has been approved by the shareholders of the Company.
     The following table shows for the Equity Plans, as a group, the number of common shares issuable upon the exercise of outstanding options and upon payout of outstanding performance share awards, the weighted-average exercise price of outstanding options, and the number of common shares remaining available for future issuance, excluding common shares issuable upon exercise of outstanding options or upon payout of outstanding performance share awards, in each case as of May 31, 2009.
Equity Compensation Plan Information

Number Of Common Shares
	Number Of Common		Remaining Available For
	Shares To Be Issued	Weighted-Average	Future Issuance Under Equity
	Upon Exercise Of	Exercise Price Of	Compensation Plans [Excluding
	Outstanding Options,	Outstanding Options,	Common Shares Reflected In
	Warrants And Rights	Warrants And Rights	Column (a)]
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	6,390,701 (1)	$18.16 (2)	5,300,940 (3)
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	6,390,701 (1)	$18.16 (2)	5,300,940 (3)

(1)	Includes 301,070 common shares issuable upon exercise of outstanding options granted under the 1990 Stock Option Plan, 1,044,000 common shares issuable upon exercise of outstanding options granted under the 1997 LTIP, 127,000 common shares issuable upon exercise of the outstanding options granted under the 2000 Directors Option Plan, 4,123,350 common shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan, and 154,700 common shares issuable upon exercise of outstanding options granted under the 2006 Directors Equity Plan. Also includes 640,581 common shares which represents the maximum number of common shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP.

Does not include 1,825,083 common shares which represent the maximum amount of common shares which may be paid out in respect of outstanding cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2009, because to date all such awards have been paid in cash. If all long-term cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2009, were paid out at their maximum amount and the Compensation Committee were to elect to make all payments in the form of common shares, then, based on the closing price ($13.99) of the Company’s common shares on May 29, 2009, the last business day of Fiscal 2009, the number of common shares which would be issued upon payout of the cash performance awards would be 1,825,083 common shares. The number of common shares, if any, actually issued with respect to long-term cash performance awards granted under the 1997 LTIP would be based on (i) the percentage of the cash performance awards determined by the Compensation Committee to be paid in common shares rather than cash, (ii) the actual performance level (i.e., threshold, target or maximum) used to determine the payout in respect of each long-term cash performance award and (iii) the price of the Company’s common shares at the time of payout.

(2)	Represents the weighted-average exercise price of options outstanding under the Equity Plans as of May 31, 2009. Also see note (1) above with respect to performance share awards and long-term cash performance awards granted under the 1997 LTIP. The weighted-average exercise price does not take these awards into account.

(3)	Includes 993,900 common shares available under the 1990 Stock Option Plan, 2,428,521 common shares available under the 1997 LTIP, 2,273,800 common shares available under the 2003 Stock Option Plan, and 245,300 common shares available under the 2006 Directors Equity Plan. In addition to options, performance share awards and long-term cash performance awards, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, the Company’s common shares or other property. The number shown in this column reflects the backing out of 640,581 common shares representing the maximum number of common shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP as described in the first paragraph of note (1) above. In addition to options, the 2006 Directors Equity Plan authorizes the Board to grant awards in the form of restricted stock, restricted stock units, stock appreciation rights and whole common shares. No common shares remain available for grants of future awards under the 2000 Directors Option Plan.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Company’s Board has appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010, and recommends that the shareholders of the Company vote for the ratification of that appointment. KPMG audited the Company’s consolidated financial statements as of and for the fiscal years ended May 31, 2009, and May 31, 2008, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2009 and May 31, 2008. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
     The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Company has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of the Company’s consolidated financial statements and internal control over financial reporting. Before appointing KPMG, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.
Recommendation and Vote Required to Ratify Appointment of KPMG
     THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG.
     The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010. The effect of an abstention is the same as a vote “AGAINST.” Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of KPMG is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended May 31, 2009
     The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes and audits on behalf of the Board in accordance with the Audit Committee’s written charter. The Audit Committee is responsible for providing independent, objective oversight of the integrity and quality of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, for the appropriateness of the accounting principles and reporting policies that are used by the Company, for the establishment and maintenance of effective systems of disclosure controls and procedures and internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2009, and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments and accounting estimates, and the clarity and completeness of disclosures in the consolidated financial statements.
     In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and KPMG throughout the year. Since the beginning of the fiscal year, the Audit Committee met with the Company’s internal auditors and KPMG, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and KPMG’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with KPMG all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended.
     The Audit Committee has discussed with KPMG the independence of that firm from management and the Company. The Audit Committee has received from KPMG the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG any relationships with or services to the Company or the Company’s subsidiaries that may impact the objectivity and independence of KPMG, and the Audit Committee has satisfied itself as to the independence of KPMG.
     Management and KPMG have represented to the Audit Committee that the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2009, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and KPMG.

     Based on the Audit Committee’s reviews and discussions referred to above and the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for Fiscal 2009 filed with the SEC on July 30, 2009. The Audit Committee has also appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010, and recommends that the shareholders ratify such appointment.
     The foregoing report is provided by the Audit Committee of the Company’s Board:
Audit Committee
Carl A. Nelson, Jr., Chair
Michael J. Endres
Sidney A. Ribeau
Mary Schiavo
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the performance of these services does not impair the firm’s independence from the Company. The SEC Rules specify the types of non-audit services that independent registered public accounting firms may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
     Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee and, if it does, the decision of that member or members must be presented to the full Audit Committee at its next regularly scheduled meeting.
     All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.
Independent Registered Public Accounting Firm Fees
     Fees billed for services rendered by KPMG for each of Fiscal 2009 and Fiscal 2008 were as follows:

Type of Fees	Fiscal 2009	Fiscal 2008
Audit Fees	$1,747,765	$2,047,782
Audit-Related Fees	1,200	—
Tax Fees	135,964	74,036

Total	$1,884,929	$2,121,818

     All of the services rendered by KPMG to the Company and the Company’s subsidiaries during Fiscal 2009 and Fiscal 2008 were pre-approved by the Audit Committee.
     In accordance with applicable SEC Rules, “Audit Fees” are fees for professional services rendered for: the audit of the Company’s consolidated financial statements; the review of the interim consolidated financial statements included in the Company’s Forms 10-Q; the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the applicable fiscal years.
     “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.”
     “Tax Fees” are fees for professional services rendered for tax compliance, tax advice and tax planning, and in Fiscal 2008 included fees for an international tax project.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more registered shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. The householding process may also be used for the delivery of Notices of Internet Availability of Proxy Materials, when applicable. In each case, the shareholder(s) must consent to the householding process in accordance with applicable SEC Rules. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information shareholders receive and reduces the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders affected by householding at that time. Registered shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials by contacting the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations.
     Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Company, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Company’s 2009 Annual Report to Shareholders or wish to revoke your decision to household and thereby receive multiple copies of the Company’s proxy materials. You should also contact the holder of record if you wish to institute householding.
SHAREHOLDER PROPOSALS
     Shareholders of the Company seeking to bring business before an annual meeting of shareholders (an “annual meeting”) or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before an annual meeting; (b) the reasons for conducting the proposed business at an annual meeting; (c) the name and address of the proposing shareholder; (d) the number of common shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before an annual meeting. The requirements applicable to nominations are described above in “CORPORATE GOVERNANCE — Nominating Procedures” beginning on page 9 of this Proxy Statement.
     A shareholder seeking to bring business before an annual meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8, proposals of shareholders intended to be presented at the Company’s 2010 Annual Meeting must be received by the Company no later than April 23, 2010, to be eligible for inclusion in the Company’s proxy materials relating to the 2010 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. Generally, a proxy may confer discretionary authority to vote on any matters brought before an annual meeting if the Company did not have notice of the matter at least 45 days before the date on which the Company first sent its proxy materials for the prior year’s annual meeting and a specific statement to that effect is made in the proxy statement or proxy card. If during the prior year, the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials for the current year. Any written notice required as described in this paragraph must have been given by July 1, 2009, for matters to be brought before the 2009 Annual Meeting. Any written notice required as described in this paragraph must be given by July 7, 2010 for matters to be brought before the 2010 Annual Meeting.
     Any written notice to be given with respect to matters set forth in the three prior paragraphs of this “SHAREHOLDER PROPOSALS” section should be sent to the Company’s Secretary, Dale T. Brinkman, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085 or by fax to (614) 840-3706.
     The Company’s 2010 Annual Meeting of Shareholders is currently scheduled to be held on September 29, 2010.
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
     Registered shareholders can further reduce the costs incurred by the Company in mailing proxy materials by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
ANNUAL REPORT ON FORM 10-K
     Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2009 are included in the 2009 Annual Report to Shareholders which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for Fiscal 2009 (excluding exhibits) may be obtained, without charge, by sending a written request to the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Catherine M. Lyttle, Vice President-Communications and Investor Relations. The Company’s Annual Report on Form 10-K for Fiscal 2009 is also available on the Company’s web site located at www.worthingtonindustries.com and can also be found on the SEC web site located at www.sec.gov.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board knows of no business that will be presented for action by the shareholders at the Annual Meeting other than that discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
     This Proxy Statement and the accompanying proxy card have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,
Dated: August 21, 2009	/s/ Dale T. Brinkman
Dale T. Brinkman,
Secretary

C/O NATIONAL CITY BANK,
NOW A PART OF PNC
DEPARTMENT 5352
SHAREHOLDER SERVICES
P. O. BOX 92301
CLEVELAND, OH 44101-4301
Vote 24 hours a day, 7 days a week!
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on September 29, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Worthington Industries, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, Proxy Cards, Notices of Internet Availability of Proxy Materials and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on September 29, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Worthington Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M15952-P83447	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WORTHINGTON INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors:
The Board recommends a vote FOR all nominees.		☐	☐	☐
1.	To elect three directors, each to serve for a term of three years to expire at the 2012 Annual Meeting of Shareholders: 01) John B. Blystone, 02) John R. Kasich and 03) Sidney A. Ribeau

Vote On Proposal:

The Board recommends a vote FOR Proposal 2.	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2010.	☐	☐	☐

The Common Shares represented by this Proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the Common Shares represented by this Proxy, when properly executed, will be voted FOR all of the nominees for re-election as directors of the Company named in Proposal 1 and FOR Proposal 2. If any other matters are properly brought before the Annual Meeting or if any nominee for re-election as a director named in Proposal 1 is unable to serve, or for good cause will not serve, as a candidate for re-election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the Board of Directors of the Company may recommend.

	Yes	No

Please indicate if you plan to attend the Annual Meeting.	☐	☐

Please sign your name exactly as it appears on this proxy card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s full name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders must sign this proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, SEPTEMBER 30, 2009, AT 2:00 P.M. EDT
WORTHINGTON INDUSTRIES, INC.

200 OLD WILSON BRIDGE ROAD

COLUMBUS, OHIO 43085
A live audio webcast will be available via Internet link at
www.worthingtonindustries.com and will be archived for 90 days.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Worthington Industries, Inc. to be Held on September 30, 2009:
The Notice of Annual Meeting of Shareholders, Proxy Statement, 2009 Annual Report to Shareholders and
Form of Proxy are available at www.proxyvote.com.

M15953-P83447

Worthington Industries, Inc.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD WITHIN THE BOXES ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
Each shareholder identified on this proxy card hereby constitutes and appoints John P. McConnell, George P. Stoe and Dale T. Brinkman, and each of them, with full power of substitution, the lawful agents and proxies of the shareholder to attend the Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) to be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, on Wednesday, September 30, 2009, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the shareholder is entitled to vote at such Annual Meeting or any adjournment, as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such Common Shares with discretionary authority on all other matters which are properly brought before the Annual Meeting and any adjournment.
All Proxies previously given or executed by each shareholder are hereby revoked. Each shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 30, 2009 meeting and the Company’s 2009 Annual Report to Shareholders.